UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
TRUPANION, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☑    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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A LETTER TO OUR STOCKHOLDERS
April 28, 2023
Dear Trupanion Stockholders,
You are cordially invited to attend the 2023 Annual Meeting of Stockholders (the Annual Meeting) of Trupanion, Inc. (the Company or Trupanion). The matters expected to be acted upon at the Annual Meeting are described in detail in the following Notice of Annual Meeting of Stockholders and proxy statement.
We encourage those who want to participate with us in-person to please join us at 6100 4th Avenue South, Seattle, Washington 98108. For those unable to meet in-person, we will also be broadcasting the Annual Meeting via webcast. The details for joining our webcast will be posted on our investor relations website at https://investors.trupanion.com. We urge all stockholders to vote their shares in advance of the meeting through the Internet, mail or by telephone.
The Annual Meeting will be held on Wednesday, June 7, 2023 at 9 a.m. (Pacific Time). Stockholders will be able to join the formal business portions of the Annual Meeting, but not vote their shares, via a live teleconference by dialing +1-877-407-0784 (Toll Free) or +1-201-689-8560 (Toll/International). We ask our stockholders to vote through the Internet, mail or by telephone if possible. For specific instructions on how to vote your shares, please refer to the information provided in this proxy statement. The non-voting portions of the Annual Meeting will be broadcast via webcast, the details of which will be posted on our investor relations website at https://investors.trupanion.com.
In the event any changes to our Annual Meeting plans are necessary or appropriate, such as the date or location, or to hold the meeting solely by remote communication, we will announce the change in advance and post details, including instructions on how stockholders can participate, on our investor relations website at https://investors.trupanion.com and file them with the Securities and Exchange Commission (the SEC).
We continue to elect to deliver our proxy materials to the majority of our stockholders over the Internet, which provides stockholders with the information they need, while minimizing our environmental impact and lowering the distribution cost of proxy materials. On or around April 28, 2023, we expect to commence delivery to stockholders of a Notice of Internet Availability of Proxy Materials (Notice of Internet Availability) containing instructions on how to:

•access our proxy statement for the Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC (the Annual Report);
•vote through the Internet, mail or by telephone; and
•receive paper copies of the proxy materials by mail, if desired.

The matters to be acted upon at the meeting are described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.
Your vote is important to us. We encourage you to vote as soon as possible. Whether or not you plan to attend the Annual Meeting in-person, please vote your shares through the Internet, by mail, or by phone to ensure your shares are represented at the meeting. For those who plan to attend in-person, you will also have the opportunity to vote at the Annual Meeting.

Thank you for your support of Trupanion, Inc. We look forward to seeing you either in-person or electronically at the Annual Meeting.

Warm Regards,

Murray Low
Lead Independent Director of the Board of Directors
Seattle, Washington

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Agenda. We are holding the Annual Meeting for the purposes below, which are more fully described in the accompanying proxy statement.
Our Board of Directors currently consists of nine directors and is divided into three classes, designated as Class I, Class II, and Class III and each class of directors is nominated for election every three years. At the Annual Meeting, our stockholders will vote on a proposal to elect our Class III directors for a three-year term. However, we are also asking our stockholders to vote on a proposal to amend and restate our Certificate of Incorporation to declassify our Board of Directors such that each director will serve a one-year term and be subject to election at each Annual Meeting. As a demonstration of our commitment to annual director elections, we are also asking our stockholders to cast an advisory vote on our Class I and Class II directors, other than Michael Doak (the "Advisory Nominees"). Mr. Doak, an incumbent Class II director, has notified us that he is resigning upon completion of the Annual Meeting, and as a result he is not standing as an Advisory Nominee. The Advisory Nominees have agreed to resign and will not be re-appointed to fill vacancies on our Board of Directors unless they receive a number of advisory votes that would be sufficient to elect them had they been subject to election at the Annual Meeting.
We are asking our stockholders to vote on the following proposals:
1.To elect three Class III directors to serve three-year terms through the third annual meeting of stockholders following this Annual Meeting and until a successor has been elected and qualified or until such director's earlier resignation or removal.
2.To conduct an advisory and non-binding vote to elect three Class I directors and two Class II directors to serve one-year terms through the 2024 annual meeting of stockholders and until a successor has been elected and qualified or until such director's earlier resignation or removal.
3.To approve the amendment and restatement of our Certificate of Incorporation to declassify our Board of Directors.
4.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
5.To conduct an advisory and non-binding vote to approve the compensation provided to the Company’s named executive officers.
Record Date. Only stockholders of record at the close of business on April 10, 2023 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. For ten days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relating to the Annual Meeting during ordinary business hours at our headquarters, provided, stockholders will need to comply with Company policies in connection with visiting our headquarters.

Stock Ownership. For questions regarding your stock ownership, contact Trupanion’s Head of Investor Relations, Laura Bainbridge, by phone at (310) 829-5400 or by email at InvestorRelations@trupanion.com. If you are a registered holder, contact our transfer agent, Broadridge Corporate Issuer Solutions, Inc., by phone at (877) 830-4936 or by email through their website at https://shareholder.broadridge.com/bcis/.

Digital Proxy Statement and Annual Report. Visit https://investors.trupanion.com/financials/annual-reports/default.aspx to review or download a digital copy of this proxy statement and our Annual Report.

YOUR VOTE IS VERY IMPORTANT. Although you are legally entitled to attend the Annual Meeting in-person for the purposes of voting your shares, we recommend you vote your shares by proxy in advance of the Annual Meeting through the Internet, by mail or by telephone to ensure that your shares are represented at the meeting. For specific instructions on how to vote your shares, please refer to the information provided in this proxy statement.

By Order of the Board of Directors,
Darryl Rawlings
Chairperson of the Board of Directors
Seattle, Washington
April 28, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2023.
The Proxy Statement and our 2022 Annual Report on Form 10-K are available at
https://investors.trupanion.com/financials/annual-reports/default.aspx and at
https://www.proxyvote.com.

TABLE OF CONTENTS

Proxy Statement Summary	1	Part 1: Organization of this CD&A	31
Information About Solicitation and Voting	1	1.1 CD&A Sections	31
Annual Meeting Agenda and Voting Recommendations	1	Part 2: Executive Summary	32
General Proxy Information	2	2.1 Named Executive Officers	32
Record Date; Quorum	2	2.2 Business Overview and Performance	32
Internet Availability of Proxy Materials	2	2.3 Compensation Highlights	33
Voting Rights; Required Vote	2	Part 3: Our Culture	35
How Your Shares Are Voted	2	3.1 Who We Are	35
Voting Instructions; Voting of Proxies	3	Part 4: Governance of Executive Compensation	36
Expenses of Soliciting Proxies	4	4.1 Role of the Compensation Committee	36
Revocability of Proxies	4	4.2 Role of Management	37
Electronic Access to the Proxy Materials	5	4.3 Role of Consultant	37
Voting Results	5	4.4 Peer Group	37
Proposal No. 1 Election of Class III Directors	6	Part 5: Components of Executive Compensation	39
Proposal No. 2: Advisory and Non-Binding Vote to Approve the Class I and Class II Directors	7	5.1 Key Elements of Compensation	39
Our Board of Directors	8	5.2 Detailed Description of Each Element of Compensation and Determination of Compensation for the 2022 Performance Year	40
Board of Directors Snapshot	8	Part 6: Other Compensation Policies and Practices	47
Our Class III Director Nominees	9	6.1 Employment Agreements	47
Our Class I and Class II Directors	11	6.2 Severance and Change-in-Control Protection	47
Non-Employee Director Compensation	14	6.3 Share Ownership	48
Non-Employee Director Compensation Program	14	6.4 Risk Assessment	48
Additional Compensation for Non-Employee Directors	14	6.5 Clawbacks	48
2022 Non-Employee Director Compensation Table	15	6.6 Pledging & Hedging	48
Proposal No. 3: Approval of Amendment and Restatement of Certificate of Incorporation to Declassify the Board of Directors	16	6.7 Discussion on Key Performance Metrics	49
Corporate Governance	17	Compensation Committee Report	51
Corporate Governance Guidelines	17	Executive Compensation Tables	52
Board Composition and Leadership Structure	17	Summary Compensation Table	52
Board's Role in Risk Oversight	17	Grants of Plan-Based Awards	54
Director Independence	17	Outstanding Equity Awards at Fiscal Year-End	55
Role of Lead Independent Director	18	Option Exercises and Stock Vested Table	57
Committees of Our Board of Directors	18	Termination of Employment and Change of Control Payments Table	58
Corporate Governance and Ethics Principles	20	Narrative Discussion to Termination of Employment and Change of Control Payment Table	59
Compensation Committee Interlocks and Insider Participation	20	Pay Ratio	60
Board and Committee Meetings, Attendance, and Executive Sessions	20	Pay Versus Performance	61
Board Attendance at Annual Stockholders' Meeting	21	Pay Versus Performance Table	61
Role of Stockholder Engagement	21	Description of the Relationship Between Compensation Actually Paid to Our Named Executive Officers and Company Performance	62
Communication with Directors	21	The Company's Most Important Financial Performance Measures	63
Considerations in Evaluating Director Nominees	21	Equity Compensation Plan Information	64
Stockholder Recommendations for Nominations to the Board of Directors	22	Security Ownership of Certain Beneficial Owners and Management	67
Proposal No. 4: Ratification of Independent Registered Public Accounting Firm	23	Certain Relationships and Related Party Transactions	69
Principal Accountant Fees and Services	23	Consulting Arrangements	69
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services	23	Review, Approval or Ratification of Transactions with Related Parties	69
Report of the Audit Committee	24	Additional Information	70
Executive Officers	25	Stockholder Proposals to be Presented at Next Annual Meeting	70
Our Executive Officers	25	Delinquent Section 16(a) Reports	70
Proposal 5: Advisory and Non-Binding Vote to Approve the Compensation Provided to the Company's Named Executive Officers for 2022	30	Available Information	70
Say-On-Pay	30	"Householding" - Stockholders Sharing the Same Address	71
Say-On-Pay Resolution	30	Other Matters	71
Executive Compensation	31	Information on Attending the 2022 Annual Meeting of Stockholders	72
Compensation Discussion and Analysis	31	Annex A	A-1

Proxy Statement Summary
Information About Solicitation and Voting
The accompanying proxy is solicited on behalf of Trupanion, Inc.’s Board of Directors for use at Trupanion’s 2023 Annual Meeting to be held on Wednesday, June 7, 2023, at 9:00 a.m., Pacific Time, and any adjournment or postponement thereof. The Annual Meeting will be held in-person at 6100 4th Avenue South, Seattle, Washington 98108 and stockholders will be able to attend the Annual Meeting and vote during the meeting in-person. However, we encourage stockholders to vote in advance of the Annual Meeting through the Internet, by mail or by telephone to ensure that your shares are represented at the Annual Meeting.
At the Annual Meeting, stockholders will act upon the proposals described in this proxy statement. In addition, we will consider any other matters that are properly presented for a vote at the Annual Meeting. We are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly presented for a vote at the meeting, the persons named in the proxy, who are officers of the Company, have the authority in their discretion to vote the shares represented by the proxy.
Annual Meeting Agenda and Voting Recommendations

Proposal	Description	Board Recommendation
Proposal 1	Election of Three "Class III" Directors	"FOR"
Proposal 2	Advisory and Non-Binding Vote to Elect Three "Class I" and Two "Class II" Directors	"FOR"
Proposal 3	Approval of Amendment and Restatement of Certificate of Incorporation to Declassify the Board of Directors	"FOR"
Proposal 4	Ratification and Appointment of Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2023	"FOR"
Proposal 5	Advisory and Non-Binding Vote to Approve the Compensation Provided to the Company's Named Executive Officers for 2022	"FOR"

General Proxy Information
Record Date; Quorum
Only holders of record of our common stock at the close of business on April 10, 2023, the record date, will be entitled to vote at the Annual Meeting. At the close of business on April 10, 2023, Trupanion had 41,224,954 shares of common stock outstanding and entitled to vote.
The holders of a majority of the voting power of the shares of stock entitled to vote at the Annual Meeting as of the record date must be present or represented by proxy at the meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote in-person at the meeting or if you have properly submitted a proxy through the Internet, mail or by telephone.
Internet Availability of Proxy Materials
Under rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies to each stockholder. On or around April 28, 2023, we expect to commence delivery to our stockholders of a Notice of Internet Availability of Proxy Materials (Notice of Internet Availability) containing instructions on how to access our proxy materials, including our proxy statement and our annual report on Form 10-K for the year ended December 31, 2022. The Notice of Internet Availability also provides instructions on how to vote through the Internet or by telephone and includes instructions on how to receive paper copies of the proxy materials by mail or an electronic copy of the proxy materials by email.
This process is designed to reduce our environmental impact and lower the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.
Voting Rights; Required Vote
Each holder of shares of our common stock is entitled to one vote in respect of all matters at the Annual Meeting for each share of common stock held as of the close of business on April 10, 2023, the record date. You may vote all shares owned by you at such date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a brokerage firm, bank, or other nominee. Dissenters’ rights are not applicable to any of the matters being voted on.
How Your Shares Are Voted
Stockholder of Record: Shares Registered in Your Name. If on April 10, 2023, your shares were registered directly in your name with Trupanion’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting, vote in advance through the Internet, by telephone, or if you request to receive paper proxy materials by mail, by filling out and returning a proxy card appointing a person to represent you and vote your shares at the Annual Meeting.
Beneficial Owner: Shares Registered in the Name of a Brokerage Firm, Bank or Other Nominee. If on April 10, 2023, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your brokerage firm, bank or other nominee on how to vote the shares held in your account, and your brokerage firm, bank or other nominee provides voting instructions for you to use in directing it on how to vote your shares. Because the brokerage firm, bank or other nominee that holds your shares is the stockholder of record, if you wish to attend the Annual Meeting and vote your shares, you must obtain a valid proxy from the firm that holds your shares giving you the right to vote the shares at the Annual Meeting.

A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted with respect to the election of directors (stockholder withholding). Stockholder withholding will count for purposes of determining the presence of a quorum, but it will not be treated as a vote cast. Accordingly, stockholder withholding will have no effect on the election of the Class III directors or the advisory vote to elect the Advisory Nominees. Similarly, abstentions will count for purposes of determining the presence of a quorum, but they will not be treated as votes cast, and, therefore, will have no effect on the advisory vote to elect the Advisory Nominees, the ratification of the appointment of Ernst & Young LLP, or the advisory vote to approve the compensation provided to our named executive officers. In addition, while a broker has discretion to vote uninstructed shares held in street name on “routine” matters, under stock market rules, a broker lacks discretion to vote shares held in street name on “non-routine” matters in the absence of instructions from the beneficial owner of the stock (called a broker non-vote). Proposal 4 is a routine matter, but Proposal 1, Proposal 2, Proposal 3, and Proposal 5 are non-routine matters. Broker non-votes will count for purposes of determining the presence of a quorum, but will not be treated as votes cast on Proposals 1, 2, 3 and 5. Accordingly, broker non-votes will have no effect on the election of the Class III directors, the advisory vote to elect the Advisory Nominees, and the advisory vote to approve compensation provided to our named executive officers. Because approval of Proposal 3 requires the vote of at least two-thirds of our outstanding stock, a broker non-vote will count as a vote against the proposal to amend and restate our Certificate of Incorporation to declassify our Board of Directors.
The following chart describes the proposals to be considered at the Annual Meeting, our recommended vote with respect to each matter, the vote required to approve each matter, and the manner in which votes will be counted:

Proposal		Recommended Vote	Vote Required	Impact of Withhold Votes/ Abstentions (5)	Broker Non-Votes (6)
Proposal 1	Election of Three "Class III" Directors	"FOR"	Plurality (1)	No Effect	No Effect
Proposal 2	Advisory and Non-Binding Vote to Elect Three "Class I" and Two "Class II" Directors	"FOR"	Plurality (2)	No Effect	No Effect
Proposal 3	Approval of Amendment and Restatement of Certificate of Incorporation to Declassify the Board of Directors	"FOR"	Two-thirds of outstanding shares (3)	Same as a Vote "AGAINST"	Same as a Vote "AGAINST"
Proposal 4	Ratification and Appointment of Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2023	"FOR"	Majority of votes cast (4)	No Effect	Not Applicable
Proposal 5	Advisory Vote to Approve the Compensation Provided to Our Named Executive Officers in 2022	"FOR"	Majority of votes cast (4)	No Effect	No Effect
(1)The directors will be elected by a plurality of the votes cast at the meeting. This means that individuals nominated for election to the Board of Directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” the nominees, or “WITHHOLD” your vote with respect to one or more of the nominees. You may not cumulate votes in the election of directors.
(2)The directors receiving the highest number of "FOR" votes will be deemed approved. You may either vote "FOR" the nominees, or "WITHHOLD" your vote with respect to one or more of the nominees. You may not cumulate votes.
(3)Approval of Proposal 3 requires the holders of at least two-thirds of all outstanding shares on the record date to vote "FOR" the proposal.
(4)Approval of Proposal 4 and Proposal 5 will be obtained if the holders of a majority of the votes cast at the Annual Meeting vote “FOR” the proposal.
(5)Neither abstentions nor withhold votes will count as votes cast “FOR” or “AGAINST” Proposal 1, Proposal 2, Proposal 4, and Proposal 5, which means that they will have no direct effect on the outcome of these proposals. Abstentions will count as votes cast "AGAINST" Proposal 3.
(6)Broker non-votes will have no direct effect on Proposal 1, Proposal 2, and Proposal 5. Brokers are permitted to exercise their discretion and vote without specific instruction on Proposal 4. Broker non-votes will count as votes cast "AGAINST" Proposal 3.
Voting Instructions; Voting of Proxies
If you are a stockholder of record, you may:
•vote through the Internet — in order to do so, please visit https://www.proxyvote.com and follow the instructions shown on your Notice of Internet Availability or proxy card;
•vote by telephone — in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card;
•vote by mail — if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the proxy card and return it in the envelope provided; or

•vote in-person at the meeting — we will provide a ballot to stockholders who attend the meeting and wish to vote in-person.

Votes submitted through the Internet, by mail, or by telephone must be received by 11:59 p.m., Eastern Time, on June 6, 2023. Submitting your proxy, whether through the Internet, by telephone, or by mail if you request or receive a paper proxy card, will not affect your right to vote in person should you decide to attend the Annual Meeting.
If you are not the stockholder of record, please refer to the voting instructions provided by your brokerage firm, bank or other nominee to direct it how to vote your shares.
For Proposal 1 and Proposal 2, you may either vote “FOR” each of the nominees to the Board of Directors, or you may withhold your vote from any nominee you specify. For Proposal 3, Proposal 4 and Proposal 5, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the Annual Meeting in-person, we urge you to vote in advance of the meeting through the Internet, by mail or by phone to ensure that your shares are represented at the meeting.
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board of Directors stated in the above table. The proxies also confer discretionary authority upon the person named therein with respect to any amendments, variations or other matters which may properly come before the Annual Meeting. As of the date hereof, the Company knows of no such amendments, variations or other matters to come before the Annual Meeting. However, if any such amendment, variation or other matter properly comes before the Annual Meeting, a proxy, when properly completed and delivered and not revoked, will confer discretionary authority upon the person named therein to vote on such other business in accordance with his or her best judgment, subject to any limitations imposed by applicable law or the rules of any applicable securities exchange.
If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote through the Internet or by telephone.
If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access and vote each proxy card.
Expenses of Soliciting Proxies
The expenses of soliciting proxies will be paid by Trupanion. Following the original distribution and mailing of the solicitation materials, we or our agents may solicit proxies by mail, email, telephone, or by other similar means, or in-person. Our directors, officers and other employees, without additional compensation, may solicit proxies for us personally or in writing, by mail, email, telephone, or by other similar means. Following the original distribution and mailing of the solicitation materials, we will request brokerage firms, banks and other nominees who are record holders to forward copies of those materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, by phone or by mail, you are responsible for any Internet access, telephone or data usage or postage charges you may incur.
Revocability of Proxies
A stockholder of record who has given a proxy may revoke it at any time before the closing of the polls by the inspector of elections at the Annual Meeting by:
•delivering to the Corporate Secretary a written notice stating that the proxy is revoked;
•signing and delivering a proxy bearing a later date;
•voting again through the Internet or by telephone (by June 6, 2023, 11:59 p.m. Eastern Time); or
•attending and voting at the Annual Meeting (attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke or change any prior voting instructions.

Electronic Access to the Proxy Materials
The Notice of Internet Availability will provide you with instructions regarding how to:
•view our proxy materials for the meeting through the Internet;
•instruct us to mail paper copies of our future proxy materials to you; and
•instruct us to send our future proxy materials to you electronically by email.

To help us achieve our environmental goals, consider choosing to receive your future proxy materials by email, which will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Voting Results
Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The preliminary voting results will be announced at the meeting and posted on the investor relations section of our website at https://investors.trupanion.com. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Annual Meeting.

Proposal No. 1: Election of Class III Directors

As of the date of this Proxy Statement, our Board of Directors consists of nine directors. Our Certificate of Incorporation currently divides the Board of Directors into three classes, and there are currently two directors in each of Class I and Class II and three directors in Class III. Directors in each class serve for three years, with the terms of office of the respective classes expiring in successive years. Mr. Daniel "Dan" Levitan, Dr. Murray Low, and Mr. Howard Rubin, each an incumbent Class III director, will stand for election at this Annual Meeting.
Our nominating and corporate governance committee nominated Messrs. Levitan and Rubin and Dr. Low for election as Class III directors at the 2023 Annual Meeting, and at the recommendation of our nominating and corporate governance committee, our Board of Directors proposes that Messrs. Levitan and Rubin and Dr. Low each be elected as a Class III director for a three-year term expiring at the 2026 annual meeting and until his successor is duly elected and qualified or until his earlier resignation or removal. Each Class III director has agreed to resign in the event stockholders approve Proposal 3 to declassify our Board of Directors.
Under our Bylaws, each director is elected by a plurality of the votes cast at the Annual Meeting. This means that the three individuals nominated for election to the Board of Directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one, two, or three of the nominees or you may “WITHHOLD” your vote with respect to one, two, or three nominees. Shares represented by proxies will be voted “FOR” the election of each of the Class III nominees, unless the proxy is marked to withhold authority to so vote. You may not cumulate votes in the election of directors. If any nominee for any reason is unable to serve, the proxies may be voted for such substitute nominees as the proxy holders, who are officers of our Company, might determine. Each nominee has consented to being named in this proxy statement and to serve if elected, provided, in order to accomplish the declassification of our Board of Directors, each nominee has agreed to resign in the event Proposal 3 is approved. Proxies may not be voted for more than three directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE NOMINATED CLASS III DIRECTORS.

Proposal No. 2: Advisory and Non-Binding Vote to Approve the Class I and Class II Directors

As described in this proxy statement, we are recommending that our stockholders vote to approve Proposal 3 – a proposal to amend and restate our Certificate of Incorporation to declassify our Board of Directors such that each director will serve a one-year term and be subject to election at each Annual Meeting rather than every three years. In connection with the declassification, and as a demonstration of our commitment to annual director elections, we are asking our stockholders to cast an advisory vote on the Advisory Nominees, which directors have agreed to resign and will be re-appointed to fill vacancies on our Board of Directors created by their resignations only if they receive a number of advisory votes that would be sufficient to elect them had they been subject to election at the Annual Meeting.
At the recommendation of our nominating and corporate governance committee, our Board of Directors proposes that Jacqueline "Jackie" Davidson, Elizabeth "Betsy" McLaughlin and Zay Satchu, each an incumbent Class I director, and Paulette Dodson and Darryl Rawlings, each an incumbent Class II director, be, on an advisory basis, elected to the Board of Directors. Michael Doak, an incumbent Class II director, has notified us that he is resigning upon completion of the Annual Meeting, and as a result he is not standing for election as an Advisory Nominee.
Each of our Advisory Nominees has agreed to resign and will not be re-appointed to fill vacancies on our Board of Directors unless they receive a number of advisory votes that would be sufficient to elect them had they been subject to election at the Annual Meeting. Accordingly, any director who does not receive a plurality of the votes cast at the Annual Meeting will not be reappointed as a director. For directors who do receive the highest number of "FOR" votes, however, we expect that the remaining directors will appoint them to fill vacancies on our Board of Directors.
Although this is an advisory and nonbinding vote, we are otherwise conducting it in a manner similar to the election of directors. Accordingly, you may either vote “FOR” the directors subject to this Proposal 2 or you may “WITHHOLD” your vote with respect to the directors subject to this Proposal 2. Shares represented by proxies will be voted “FOR” the election of each of the directors subject to this Proposal 2, unless the proxy is marked to withhold authority to so vote. You may not cumulate votes in the election of directors. If any director subject to this Proposal 2 for any reason is unable to serve, the proxies may be voted for such substitute individuals as the proxy holders, who are officers of our Company, might determine. Each director subject to this Proposal 2 has consented to being named in this proxy statement and to serve if approved by our stockholders, provided, in order to accomplish the declassification of our Board of Directors, each director has agreed to resign in the event Proposal 3 is approved.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF EACH OF THE CLASS I AND CLASS II DIRECTORS RUNNING FOR ELECTION.

Our Board of Directors
Board of Directors Snapshot
Our Board of Directors and their respective ages and class designation as of April 10, 2023 are as follows:

Name	Age	Class Designation
Jacqueline "Jackie" Davidson	62	Class I Director
Elizabeth "Betsy" McLaughlin	62	Class I Director
Zay Satchu	34	Class I Director
Michael Doak	47	Class II Director
Paulette Dodson	59	Class II Director
Darryl Rawlings	53	Class II Director
Daniel "Dan" Levitan	65	Class III Director
Murray Low	70	Class III Director
Howard Rubin	70	Class III Director
Information regarding our director nominees (see Proposal 1) and Advisory Nominees (see Proposal 2), including information they have furnished as to their principal occupations, certain other directorships they hold, or have held, and their ages as of April 10, 2023, is set forth below. There are no familial relationships among our directors and officers. No director nominee or Advisory Nominee has an arrangement or understanding with another person under which he or she was or is to be selected as a director or nominee.

Our Class III Director Nominees

MURRAY LOW, CLASS III DIRECTOR
Professor, Executive Education, Columbia Business School

Age: 70 | Director Since: 2006

Murray is pictured above with his dog, Maggie, a toy poodle.

"A few years ago I took a road trip around Cape Breton, Nova Scotia in my Airstream trailer with Maggie, my 12 year old, five-pound, toy poodle. We did lots of hiking, with Maggie leading the way. But then we came across a trail where dogs were not allowed. It was a moose pasture high on the hill above the wild Atlantic Ocean. So I stuffed Maggie in my backpack. Sure enough, after a short distance we came across a cow moose and a calf just a few feet off the trail. Maggie and I watched quietly, delighted to have shared the moment together." -Murray

Biography:

Murray Low is currently the lead independent director on our Board of Directors and has served as a member of our Board of Directors since April 2006. Dr. Low previously served as the chairperson of our Board of Directors. In addition, Dr. Low served as our Secretary and Treasurer from April 2006 to June 2006. Dr. Low has been a professor at Columbia Business School since 1990 and was the Founding Director of the Eugene M. Lang Center for Entrepreneurship at Columbia Business School from July 2000 to September 2013. From September 2013 to July 2015, Dr. Low was the Director of Entrepreneurship Education at Columbia Business School. Since July 2015, Dr. Low has been Faculty of Executive Education at Columbia Business School. Since 1997, Dr. Low has also served as President of Low & Associates. Dr. Low holds a Ph.D. from the University of Pennsylvania, and an M.B.A. and a B.A. from Simon Fraser University.

Skills and Qualifications:

Dr. Low was chosen to serve on our Board of Directors due to his expertise in the areas of entrepreneurship and strategic management and his deep knowledge of our business.

Board Committees:

- Lead Independent Director
- Compensation Committee
- Nominating and Corporate Governance Committee (Chair)

HOWARD RUBIN, CLASS III DIRECTOR

Director, Trupanion, Inc.

Age: 70 | Director Since: 2010

Howard is pictured above with his dog, Calvin, a Cavapoo.

"Calvin is our sweet 9 year old Cavapoo who is eager to befriend all he meets. He has always joined us when visiting my 100 year old mother-in-law. During Covid's lockdown periods, even when we were prohibited from visiting her, we made sure that Calvin visited regularly so no opportunity was missed to bring pure joy." -Howard

Biography:

Howard Rubin has served as a member of our Board of Directors since March 2010 and he was a consultant to Trupanion from May 2014 until December 2020. Mr. Rubin currently serves on the Dean's Advisory Board for the College of Veterinary Medicine at Western University of Health Sciences. Mr. Rubin previously served as our Chief Operating Officer from March 2010 to May 2014, and as our Secretary from July 2012 to August 2013. Mr. Rubin founded and served as Chief Executive Officer at BrightHeart Veterinary Centers, a company operating specialty and emergency veterinary hospitals, from November 2007 to October 2009, and as the Chief Executive Officer of the National Commission on Veterinary Economic Issues, a non-profit association supporting the animal health and veterinary industry, from January 2001 to October 2007. Previously, he served as the Chief Executive Officer of Cardiopet, Inc., Divisional Vice President of IDEXX Laboratories, Inc., on the Board of Trustees of the Animal Medical Center in New York City, and on the Board of Overseers of the Cummings School of Veterinary Medicine at Tufts University. Mr. Rubin also founded the Veterinary Referral Centre, a comprehensive, multi-specialty veterinary hospital. Mr. Rubin holds an M.B.A. from Washington University in St. Louis' Olin Business School and a B.A. from Ohio Wesleyan University.

Skills and Qualifications:

Mr. Rubin was chosen to serve on our Board of Directors based on his extensive experience in the veterinary care and animal health industries.

Board Committees:

- Audit Committee
- Compensation Committee (Chair)

Our Class I and Class II Directors

JACQUELINE "JACKIE" DAVIDSON, CLASS I DIRECTOR

Independent Business Consultant and Advisor

Age: 62 | Director Since: 2018

Jackie is pictured above with her cats, Bear (left) and Sky (right), Tonkinese siblings.

"We have had dogs and cats over the years and currently have two Tonkinese cats, Bear and Sky, siblings that are 10 years old. They are quite talkative, yet very calm and affectionate. Then there are the moments where play turns into sibling rivalry for a treat or toy, or the biggest prize, a place in our laps." -Jackie

Biography:

Jackie Davidson has served as a member of our Board of Directors since September 2018. Ms. Davidson is an independent business consultant and advisor. Previously, she served as the Chief Financial Officer of Market Leader, a SaaS software and lead generation service for real estate professionals from 2008 to 2014, and as Market Leader's Vice President of Finance from 2004 to 2008. She has held financial leadership positions at other public companies, including Penford Corporation and The Cobalt Group, and at other private companies. Ms. Davidson started her career at PricewaterhouseCoopers LLC. Ms. Davidson has served on private company and nonprofit boards, including the Washington CPA Foundation. Ms. Davidson holds a B.A. in Business Administration from Washington State University, is a Certified Public Accountant in the State of Washington and a Board Leadership Fellow of the National Association of Corporate Directors.

Skills and Qualifications:

Ms. Davidson was chosen to serve on our Board of Directors based on her deep finance and accounting knowledge, expertise in recurring revenue businesses, and significant public company experience.

Board Committees:

- Audit Committee (Chair)
- Compensation Committee

ZAY SATCHU, CLASS I DIRECTOR

Chief Veterinary Officer and Co-Founder, Bond Vet

Age: 34 | Director Since: 2021

Zay is pictured above with her dog, Tillie, a Goldendoodle.

"I have a special sidekick in my life, my 15 year old cat Teddy. We've lived in 4 different cities together, across a few countries. A specific memory that gives me comfort is one that reminds me, that we are only as old as we feel. Teddy was recently the recipient of presents better suited for a young kitten, but his spirit seemed to have re-awakened and he would act like a kitten when around the new toys. This moment served as a reminder to treasure the time we have with our pets — their lives move so much quicker than ours do, and we can have such impact on them with small gestures." -Zay

Biography:

Dr. Zay Satchu has served as a member of our Board of Directors since July 2021. Since June 2019, Dr. Satchu has served as the Chief Veterinary Officer and Co-Founder of Bond Vet. Prior to this, she worked as a veterinarian at Back Bay Veterinary Clinic in Boston, from April 2015 to March 2018. Dr. Satchu holds a Doctor of Veterinary Medicine from Ontario Veterinary College, and a BSc. in Biology from the University of Guelph.

Skills and Qualifications:

Dr. Satchu was chosen to serve on our Board of Directors based on her deep knowledge of the veterinary community, including the benefits to veterinarians and pet owners of providing high quality medical insurance for pets.

Board Committees:

- Compensation Committee
- Nominating and Corporate Governance Committee

MICHAEL DOAK, CLASS II DIRECTOR

Chief Executive Officer, Griffin Highline Capital LLC

Age: 47 | Director Since: 2014

Michael is pictured above with his dog, Lucy, a Yorkshire Terrier.

"After naming two daughters, my wife, Laura, preferred the name Lucy (if we ever had a third). Lucy the Yorkie got the name instead, and she's a sweet, calm family dog. Her "brother", Miles, is a very different, jumping, running and energetic Jack Russell Terrier." -Michael

Biography:

Michael Doak has served as a member of our Board of Directors since February 2014. Since October 2020, Mr. Doak has served as the CEO, Managing Partner, and Co-Chairman of Griffin Highline Capital LLC, a holding company that invests in and manages insurance operating businesses and investments. Mr. Doak previously served in various leadership roles at entities associated with RenaissanceRe Holdings Ltd., a global provider of reinsurance and insurance services, from June 2010 to September 2020, and most recently as President of RenaissanceRe Ventures U.S. LLC. He also serves on the Board of Managers of Falcon Risk Holdings LLC. Previously, he served as an investment banker in the Financial Institutions Group at Morgan Stanley & Co. LLC, an investment bank, from September 2005 to May 2010. Mr. Doak holds a J.D. from the University of Pennsylvania Law School and a B.A. from the University of Virginia.

Skills and Qualifications:

Mr. Doak was chosen to serve on our Board of Directors based on his experience advising insurance and high-growth companies and his financial and investment expertise.

Board Committees:

- Nominating and Corporate Governance Committee
- Audit Committee

Non-Employee Director Compensation
Non-Employee Director Compensation Program
In February 2018, our Board of Directors approved a non-employee director compensation program, which has been amended from time to time, most recently in 2023. The program in effect for calendar year 2022 provided for a phased-in increase to non-employee director compensation in calendar years 2022 and 2023. For calendar year 2022, each of our non-employee directors received an annual retainer in the amount of $112,500 and the chairs of each of the Board of Directors, audit committee, compensation committee and nominating and corporate governance committee received an additional annual retainer in the amount of $15,000, $15,000, $10,000 and $10,000, respectively. For calendar year 2023, these amounts will increase such that each of our non-employee directors will receive an annual retainer in the amount of $150,000 and the lead independent director and chairs of each of the audit committee, compensation committee and nominating and corporate governance committee will receive an additional annual retainer in the amount of $50,000. Annual awards will be pro-rated for any person who becomes a non-employee director, lead independent director, and/or chair after annual awards are granted for that year.
Under our non-employee director compensation program, each director receives his or her retainer in the form of either restricted stock units (RSUs) or non-qualified stock options, as our Board of Directors determines each year. However, each director may elect to receive 50% of his or her retainer in cash and 50% in equity (either RSUs or non-qualified stock options, as our Board of Directors determines each year), provided that a director who holds at least the minimum amount of equity required under our stock ownership guidelines (without regard to the five-year transition relief) may elect to receive 100% in cash. If our Board of Directors determines that the equity compensation will be paid in the form of RSUs, the number of shares of Common Stock underlying the RSUs will be based on our then-most recent determination of the intrinsic value of a share of Common Stock. If our Board of Directors determines that the equity compensation will be paid in the form of non-qualified stock options, the number of shares of Common Stock underlying the options will be determined by dividing the cash compensation by our then-most recent determination of the intrinsic value of a share of Common Stock then the quotient of this calculation is multiplied by a fraction, the numerator of which is the closing price of our Common Stock as reported by the NASDAQ stock market on the first day of the open trading window in which the grant will be made and the denominator is the value of the Common Stock calculated using the Black-Scholes valuation method as of the same date. For calendar year 2022, the Board of Directors determined that equity would be in the form of RSUs.
For calendar year 2022, no non-employee director elected to receive any portion of their retainer in cash and all non-employee director compensation was in the form of RSUs, with the number of RSUs granted determined by dividing the retainer amount by our then-most current calculation of intrinsic value of a share of our Common Stock.
Equity awards under our non-employee director compensation program are typically granted in the first open trading window of the calendar year and vest in four quarterly installments on March 31st, June 30th, September 30th, and December 31st, subject to the continued service of the non-employee director through the vesting date. Annual awards that are unvested at the time of resignation or termination of a non-employee director are forfeited. Similarly, no cash compensation will be paid following the effective date of a director’s resignation or other termination from our Board of Directors. The resignations described in Proposals 1, 2 and 3 in connection with our efforts to declassify our Board of Directors will only be deemed to be resignations for corporate law purposes and will not be deemed to be resignations for any other purpose, including vesting provisions under our equity incentive plan and related award agreements.
Additional Compensation for Non-Employee Directors
From time to time, our Board of Directors may also award additional compensation to directors when it determines doing so is in our best interests and those of our stockholders, such as for unexpected or additional service contributions.
The Company also provides reimbursement for reasonable travel, accommodation and out-of-pocket expenses of directors to attend Board meetings and participate in other corporate functions.

2022 Non-Employee Director Compensation Table
The following table presents the total compensation for each person who served as a non-employee member of our Board of Directors during the year ended December 31, 2022. Other than as set forth in the table, during the year ended December 31, 2022, we did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to the non-employee members of our Board of Directors, with the exception of reimbursement of travel expenses as described above. Mr. Rawlings, our Chief Executive Officer, received no compensation for his service as a director during the year ended December 31, 2022. The compensation provided to Mr. Rawlings is discussed in the section entitled “Executive Compensation”.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation	Total
Jackie Davidson	$—	$125,930	$—	$125,930
Michael Doak (3)	$—	$121,001	$—	$121,001
Eric Johnson (4)	$—	$111,141	$—	$111,141
Dan Levitan	$—	$111,141	$—	$111,141
Murray Low (5)	$—	$135,789	$—	$135,789
Howard Rubin	$—	$111,141	$—	$111,141
Zay Satchu	$—	$111,141	$—	$111,141
(1)Under our non-employee director compensation program, each director receives his or her retainer in the form of either RSUs or non-qualified stock options, as our Board of Directors determines each year. However, each director may elect to receive 50% of his or her retainer in cash and 50% in equity (either RSUs or non-qualified stock options, as our Board of Directors determines each year). In 2022, all directors elected to receive equity only, which was in the form of RSUs.
(2)For 2022, our Board of Directors determined that equity granted pursuant to the non-employee director compensation program would be in the form of RSUs. The amounts in this column represent the aggregate grant date fair value of the RSUs, as computed in accordance with Accounting Standards Codification Topic 718 (without regard to forfeitures). The amounts reflect accounting cost and may not correspond to the actual economic value realized by our directors. See Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for a summary of the assumptions we apply in calculating these amounts.
(3)As of December 31, 2022, Mr. Doak held options to purchase 29,920 shares of Common Stock under certain option awards granted pursuant to our 2014 Equity Incentive Plan. Mr. Doak has notified us that he is resigning effective upon completion of the Annual Meeting.
(4)Mr. Johnson resigned as a member of our Board of Directors effective as of January 1, 2023.
(5)As of December 31, 2022, Dr. Low held options to purchase 37,592 shares of Common Stock under certain option awards granted pursuant to our 2014 Equity Incentive Plan.

Proposal No. 3: Approval of Amendment and Restatement of Certificate of Incorporation to Declassify the Board of Directors

After careful consideration, our Board of Directors recommends that our stockholders approve the amendment and restatement of our Certificate of Incorporation to declassify our Board of Directors and provide that all directors elected at or after our 2024 annual meeting of stockholders be elected on an annual basis. The text of the amendment, marked to show the proposed deletions and insertions, is attached as Annex A to this proxy statement (the Declassification Amendment).
Since our initial public offering in 2014, we have had our classified board structure. In deciding to approve the Declassification Amendment and to recommend that our stockholders vote to adopt the proposed Declassification Amendment, our Board of Directors considered the benefits of retaining a classified board structure, such as providing continuity and stability, encouraging directors to take a long-term perspective and enhancing the independence of non-management directors by providing them with a longer term of office. However, our Board of Directors recognizes that our classified board structure does not enable stockholders to express a view on each director’s performance by means of an annual vote and therefore may be perceived as reducing directors’ accountability to stockholders. Our Board of Directors has carefully considered input from our stockholders, weighed the advantages and disadvantages of the current classified board structure, and determined that it is advisable and in the best interest of our company and our stockholders to adopt the Declassification Amendment to effect the declassification of our Board of Directors.
Currently, Article VI of our Certificate of Incorporation provides that our Board of Directors shall be classified into three classes with each class holding office for a three-year term. If our stockholders approve the Declassification Amendment, each director would be elected to an annual term beginning at our 2024 annual meeting of stockholders. Vacancies that may occur during the year may be filled by vote of a majority of the remaining members of our Board of Directors, and each director so appointed shall serve for a term which will expire at the next annual meeting of stockholders. The Declassification Amendment also eliminates the requirement in our Certificate of Incorporation that directors be removed for cause, because Delaware law only allows such provisions at companies with staggered boards. The Declassification Amendment will become effective upon the filing of the amended and restated Certificate of Incorporation with the Delaware Secretary of State.
Under Delaware law, the Declassification Amendment will not operate to remove a director or shorten the term of a director. If the Declassification Amendment is approved, and once the amended and restated Certificate of Incorporation is filed with the Delaware Secretary of State, each Advisory Nominee will resign and, assuming they have received the advisory vote contemplated by Proposal 2, will be immediately re-appointed as directors for a term that expires at our 2024 annual meeting. Immediately after such directors are re-appointed to our Board of Directors, our Class III directors will resign and immediately be re-appointed as directors for a term that expires at our 2024 annual meeting. Following these resignations and re-appointments, no directors will remain classified and all directors will be subject to annual elections starting at our 2024 annual meeting.
If the Declassification Amendment is not approved, our Board of Directors will not declassify, and none of the resignations and re-appointments described above will occur.
If the Declassification Amendment is approved, our Board of Directors would also make conforming changes to our Bylaws as necessary or appropriate to declassify our Board of Directors. If our stockholders do not approve the Declassification Amendment, our Board of Directors will remain classified and such conforming changes to the Bylaws will be abandoned.
This description of the Declassification Amendment is only a summary of these amendments and is qualified in its entirety by reference to the actual text of Article VI as set forth on Annex A to this proxy statement.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3

Corporate Governance

We are strongly committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management pursue our strategic objectives for the benefit of our stockholders.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, the board committee structure and functions and other policies for the governance of our Company. Our Corporate Governance Guidelines are available on the investor relations section of our website at https://investors.trupanion.com. Information contained on, or that can be accessed through, our website is not incorporated by reference, and you should not consider information on our website to be part of, this proxy statement.
Board Composition and Leadership Structure
Under our Corporate Governance Guidelines, our Board of Directors is free to choose its chairperson in any way that it deems best for us. Our Board of Directors, in consultation with our nominating and corporate governance committee, periodically considers its leadership structure and may change the structure as it deems appropriate. Since January 2023, the positions of Chief Executive Officer and Chairperson of our Board of Directors have been held by Mr. Rawlings. Our Board of Directors believes that having our Chief Executive Officer as chairperson of the Board of Directors will facilitate our Board of Directors’ decision-making process because Mr. Rawlings has first-hand knowledge of our operations and the major opportunities and challenges facing us. This also enables Mr. Rawlings to act as the key link between our Board of Directors and other members of management. To assure effective independent oversight, our Corporate Governance Guidelines provide that when the positions of Chairperson of our Board of Directors and Chief Executive Officer are held by the same person, our independent directors may designate a Lead Independent Director. Our former chairperson of the Board, Dr. Low, is currently serving as our Lead Independent Director. Mr. Rawlings' appointment to Chairperson of our Board is in connection with succession planning for our Chief Executive Officer. Our current intent is for Mr. Rawlings to serve as our Chief Executive Officer and also as Chairperson of the Board of Directors until 2025, after which time he will no longer serve as Chief Executive Officer and will only serve as Chairperson of the Board. Mr. Rawlings has indicated a willingness to serve as Chairperson of the Board until 2035, assuming our stockholders re-elect him to our Board of Directors.
Board’s Role in Risk Oversight
Our Board of Directors believes that open communication between management and the Board of Directors is essential for effective risk management and oversight. In addition to receiving daily Company performance reports, our Board of Directors meets with our Chief Executive Officer and other members of the senior management team at least quarterly at Board of Directors meetings, where, among other topics, they discuss strategy and risks in the context of reports from the management team and evaluate the risks inherent in our business and significant transactions. While our Board of Directors is ultimately responsible for risk oversight, our Board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. Among other things, the audit committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures. The compensation committee assists our Board of Directors in assessing whether Trupanion’s executive compensation programs and policies encourage undue or excessive risk-taking. The nominating and corporate governance committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risk associated with Board membership and corporate governance.
Director Independence
Our Common Stock is listed on the NASDAQ Global Market. Under the rules of the NASDAQ Stock Market, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the NASDAQ Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the heightened independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries. Compensation committee members are also subject to heightened independence standards similar to those applicable to audit committee members.
Our Board of Directors has undertaken a review of the independence of each director and considered whether each director has a relationship with us that would interfere with his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board of Directors determined that Ms. Davidson, Mr. Doak, Ms. Dodson, Mr. Levitan, Dr. Low, Ms. McLaughlin, Mr. Rubin and Dr. Satchu, representing eight of our nine directors, are “independent directors” as defined under the applicable rules of the SEC and the listing requirements and rules of the NASDAQ Stock Market. Our Board of Directors did not conclude that Mr. Rawlings was independent because he is our Chief Executive Officer. Mr. Rubin was an executive officer of ours nine years ago. He also formerly provided certain consulting services to us and our Board of Directors determined that these services no longer affect Mr. Rubin's independence. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and the Company regarding each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each director and other transactions involving them.
Role of Lead Independent Director
Dr. Low, in his role as our Lead Independent Director, works to ensure that “all voices are heard” within the boardroom, proactively spends considerable time with our Chief Executive Officer and President to understand our vision and strategy, and helps focus our Board of Directors on areas aligned with our vision and strategy. In addition to acting as the chairperson of the independent director sessions, the Lead Independent Director also assists our Board of Directors in assuring effective corporate governance.
In cases in which the Chairperson of our Board of Directors and Chief Executive Officer are the same person, the Chairperson of our Board of Directors, with the Lead Independent Director, may schedule and set the agenda for meetings of our Board of Directors, and the Chairperson of our Board of Directors or, if the Chairperson of our Board of Directors is not present, the Lead Independent Director, may chair such meetings. In addition, the Lead Independent Director may preside over executive sessions of independent directors, serve as a liaison between the Chairperson of our Board of Directors and the independent directors, coordinate information sent to our Board of Directors, approve meeting schedules to ensure sufficient time to cover all agenda items, consult with stockholders on an annual basis and perform such other functions and responsibilities as requested by our Board of Directors from time to time.
Committees of Our Board of Directors
Our Board of Directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has a charter. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignations or until otherwise determined by the Board of Directors. Copies of the charters for each committee are available without charge on the investor relations website at https://investors.trupanion.com/governance/Committee-Charters-Governance-Documents/default.aspx. As of April 10, 2023, the Company's committee composition is as follows:

Name	Independent	Chairperson of the Board	Lead Independent Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jackie Davidson	✓	---	---	Chair	Committee Member	---
Michael Doak	✓	---	---	Committee Member	---	Committee Member
Paulette Dodson	✓	---	---	---	---	---
Dan Levitan	✓	---	---	---	---	---
Murray Low	✓	---	Lead Independent Director	---	Committee Member	Chair
Betsy McLaughlin	✓	---	---	---	---	---
Darryl Rawlings	---	Chair	---	---	---	---
Howard Rubin	✓	---	---	Committee Member	Chair	---
Zay Satchu	✓	---	---	---	Committee Member	Committee Member

✓ = **“Independent”**   = **“Chair” or “Lead Independent Director”**   = **“Committee Member”**

Audit Committee
In 2022, our audit committee was comprised of Ms. Davidson, Mr. Doak and Mr. Rubin, with Ms. Davidson serving as the chair of our audit committee. The composition of our audit committee meets the independence and other composition requirements under the applicable NASDAQ Stock Market and SEC rules and each member of our audit committee is financially literate. In addition, our Board of Directors has determined that each member of our audit committee is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. Our audit committee’s principal functions are to assist our Board of Directors in its oversight of:
•our accounting and financial reporting processes, including our financial statement audits and the integrity of our financial statements;
•our compliance with legal and regulatory requirements;
•the qualifications, independence and performance of our independent auditors; and
•the preparation of the audit committee report included in our annual meeting proxy statements.

Compensation Committee
In 2022, our compensation committee was comprised of Ms. Davidson, Dr. Low, Dr. Satchu, and Mr. Rubin, with Dr. Low serving as chair of our compensation committee. Former director Eric Johnson also served on the compensation committee until his resignation from our Board of Directors on January 1, 2023. The composition of our compensation committee meets the requirements for independence under the applicable NASDAQ Stock Market and SEC rules. Our compensation committee’s principal functions are to assist our Board of Directors with respect to compensation matters, including:
•evaluating, recommending, approving and reviewing executive officer and director compensation arrangements, plans, policies and programs;
•administering our cash-based and equity-based compensation plans;

•making recommendations to our Board of Directors regarding any other Board of Director responsibilities relating to executive compensation; and
•preparing the compensation committee report to be included in our annual meeting proxy statements.

Nominating and Corporate Governance Committee
In 2022, our nominating and corporate governance committee was comprised of Mr. Doak, Dr. Low, and Dr. Satchu, with Mr. Doak serving as the chair of our nominating and corporate governance committee. Former director Eric Johnson also served on the nominating and corporate governance committee until his resignation from our Board of Directors in January 2023. Each nominating and corporate governance committee member is independent under the applicable NASDAQ Stock Market rules and SEC rules. Our nominating and corporate governance committee’s principal functions include:
•identifying, considering and recommending candidates for membership on our Board of Directors;
•developing and recommending our corporate governance guidelines and policies;
•overseeing the process of evaluating the performance of our Board of Directors; and
•advising our Board of Directors on other corporate governance matters.
Corporate Governance and Ethics Principles
A primary goal of our Board of Directors is to build long-term value for our stockholders. Our Board of Directors has adopted and follows corporate governance practices that it and our senior management believe are sound and, promote this purpose, including the establishment of the following:
•Code of Conduct and Ethics that sets forth our ethical principles and applies to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer;
•Corporate Governance Guidelines that set forth our corporate governance principles;
•Insider Trading Policy and Pledging Guidelines for Directors and Officers that prohibit insider trading, limit pledging activities and prohibit engaging in any form of hedging transactions (derivatives, equity swaps, and so forth) in the Company's stock; and
•charters for our audit, compensation and nominating and corporate governance committees that require independent oversight of key functions.

The full text of our Code of Conduct and Ethics, Corporate Guidelines, and committee charters is posted on our investor relations website at https://investors.trupanion.com/governance/Committee-Charters--Governance-Documents/default.aspx. We intend to disclose any future amendments or waivers to our Code of Conduct and Ethics that applies to our executive officers on our website or in public filings. We also have a number of internal policies, procedures, and systems, including policies relating to insider trading, pledging, related-party transactions, clawback of incentive compensation and a confidential, anonymous system for employees and others to report concerns about fraud, accounting matters, violations of our policies and other matters. Information contained on, or that can be accessed through, our website is not incorporated by reference, and you should not consider information on our website to be part of, this proxy statement.
Compensation Committee Interlocks and Insider Participation
The members of our compensation committee during the last concluded fiscal year were Mr. Johnson, who resigned in January 2023, along with Ms. Davidson, Dr. Low, Dr. Satchu, and Mr. Rubin. With the exception of Mr. Rubin, no member of the compensation committee has served as an officer or employee of ours or any of our subsidiaries and no member of our compensation committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K. Mr. Rubin currently serves as a director for American Pet Insurance Company, ZPIC Insurance Company, GPIC Insurance Company, and QPIC Insurance Company, each a wholly-owned subsidiary of the Company. None of our executive officers currently serves or has served on the Board of Directors or compensation committee of any entity whose executive officers included any of our directors.
Board and Committee Meetings, Attendance, and Executive Sessions
The Board of Directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time. During 2022:
•the Board of Directors held five meetings and acted by written consent five times;
•the audit committee held five meetings;

•the compensation committee held four meetings and acted by written consent three times; and
•the nominating and corporate governance committee held four meetings.
During 2022, with the exception of former director Eric Johnson, no director attended fewer than 75% of the aggregate of the number of meetings held by our Board of Directors. Mr. Johnson attended three of the five meetings held by our Board of Directors. No director attended fewer than 75% of the number of meetings held by all committees of our Board of Directors on which such director served, in each case during the time the director served on our Board of Directors.
Typically, in conjunction with the regularly scheduled meetings of our Board of Directors, the directors meet in executive sessions with our Chief Executive Officer outside the presence of other members of management and, separately, our non-employee directors meet outside the presence of the Chief Executive Officer. In 2022, our then-current Chairperson of our Board of Directors, Dr. Low, presided over such executive sessions.
Board Attendance at Annual Stockholders’ Meeting
We invite and encourage each member of our Board of Directors to attend our annual meetings of stockholders though we do not have a formal policy regarding attendance of annual meetings by the members of our Board of Directors. We may consider in the future whether our Company should adopt a more formal policy regarding director attendance at our annual meetings. Six of our eight then-current directors attended our 2022 Annual Meeting of Stockholders.
Role of Stockholder Engagement
Our Board of Directors believes it is important to regularly engage with our stockholders. In the past several years, we have proactively reached out to many of our largest stockholders to solicit their feedback on our executive compensation, corporate governance and disclosure practices in order to gain a better understanding of the practices they most value. In response to a common stockholder request, this year we are proposing that our stockholders approve the declassification of our Board of Directors. Our stockholder engagement team has consisted of certain independent directors and members of our investor relations and legal team. Stockholders have also regularly met with members of our senior management team to discuss our strategy and review our operational performance.
Communication with Directors
Stockholders and interested parties who wish to communicate with our Board of Directors, non-employee members of our Board of Directors as a group, a committee of the Board of Directors or a specific member of our Board of Directors (including our Chairperson and Lead Independent Director) may do so by letters addressed to the attention of our Corporate Secretary, Trupanion, Inc., 6100 4th Avenue South, Suite 400, Seattle, Washington 98108.
All communications are reviewed by our Corporate Secretary and provided to the members of the Board of Directors unless such communications are sales materials or other routine items, or items unrelated to the duties and responsibilities of our Board of Directors.
Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee is responsible for identifying, evaluating and recommending nominees to our Board of Directors. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing a diverse, experienced and highly qualified Board of Directors. Candidates may come to our attention through current members of our Board of Directors, professional search firms, stockholders or other persons.
Our nominating and corporate governance committee will recommend to the Board of Directors for selection all nominees to be proposed by the Board of Directors for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the Board of Directors for election at each annual meeting of stockholders, and will recommend all director nominees to be appointed by the Board of Directors to fill interim director vacancies.

Our Board of Directors encourages selection of directors who will contribute to our Company’s overall corporate goals. The nominating and corporate governance committee may from time to time review and recommend to the Board of Directors the desired qualifications, expertise and characteristics of directors, including such factors as business experience, diversity and professional experience in management, technology, finance, marketing, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating potential candidates for the Board of Directors, the nominating and corporate governance committee considers these factors in the light of the specific needs of the Board of Directors at that time.
In addition, under our Corporate Governance Guidelines, a director is expected to spend the time and effort necessary to properly discharge such director’s responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board of Directors and committees on which such director sits and to review material distributed to the director. Thus, the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member, as well as his or her other professional responsibilities, will be considered. Under our Corporate Governance Guidelines, there are no limits on the number of terms that may be served by a director. However, in connection with evaluating recommendations for nomination for reelection, the nominating and corporate governance committee considers director tenure. We value diversity on a company-wide basis but have not adopted a specific policy regarding board diversity.
Stockholder Recommendations for Nominations to the Board of Directors
Our nominating and corporate governance committee will consider properly submitted stockholder recommendations for candidates for our Board of Directors who meet the minimum qualifications as described above. Our nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record can nominate a candidate for election to our Board of Directors by complying with the procedures in Article I, Section 1.11 of our Bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in our Bylaws on nominations by stockholders. Any nomination should be sent in writing to our Corporate Secretary, Trupanion, Inc., 6100 4th Avenue South, Suite 400, Seattle, Washington 98108. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our Bylaws, and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the nominating and corporate governance committee, and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the nominating and corporate governance committee.
All proposals of stockholders that are intended to be presented by such stockholder at an annual meeting of stockholders must be in writing and notice must be delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the 75th day, nor earlier than the close of business on the 105th day, prior to the first anniversary of the preceding year’s annual meeting. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Proposal No. 4: Ratification of Independent Registered Public Accounting Firm

Our audit committee has selected Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2023. Ernst & Young LLP audited our financial statements for the fiscal year ended December 31, 2022 and has been our independent registered public accounting firm since 2012. We expect that representatives of Ernst & Young LLP will join the Annual Meeting in-person or via webcast, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.
At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Our audit committee is submitting the selection of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the audit committee would reconsider the appointment. Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in our best interests and those of our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 4

Principal Accountant Fees and Services
The following table presents fees for professional services for the fiscal years ended December 31, 2022 and 2021, for Ernst & Young LLP.

	Fiscal Year 2022	Fiscal Year 2021
Audit fees (1)	$1,193,320	$905,000
All other fees (2)	$5,200	$2,710
Total fees	$1,198,520	$907,710

(1)Audit fees consist of fees for professional services provided in connection with the audits of our annual consolidated financial statements and our internal control over financial reporting, the reviews of our quarterly consolidated financial statements, and audit services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits.
(2)All other fees consist of fees for access to online accounting and tax research software and examination fees for the Department of Insurance for one of our subsidiaries.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
Our audit committee generally pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our audit committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees described in the table above were pre-approved by our audit committee.

Report of the Audit Committee

The information contained in the following report of the audit committee is not considered to be “soliciting material”, “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that we specifically incorporate it by reference.
The audit committee of the Board of Directors of Trupanion, Inc. (the "Company") has reviewed and discussed with the Company's management and Ernst & Young LLP the Company's audited consolidated financial statements as of and for the year ended December 31, 2022. The audit committee has also discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission.
The audit committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence.
Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's annual report on Form 10-K for the year ended December 31, 2022 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
Jacqueline Davidson, Chair
Michael Doak
Howard Rubin

Executive Officers

The following sets forth information regarding our executive officers, including their respective ages and positions as of the record date. Biographical information pertaining to Mr. Rawlings, who is both an executive officer and director of the Company, can be found in the Section titled "Our Board of Directors - Our Director Nominees." There are no family relationships among any of our directors or executive officers.

Name	Age	Title
Darryl Rawlings	53	Chief Executive Officer, Director, and Chairperson of the Board of Directors
Andrew "Drew" Wolff	52	Chief Financial Officer
Margaret "Margi" Tooth	44	President
Brenna McGibney	54	Chief Administrative Officer
Emily Dreyer	35	Senior Vice President, Channels
Dr. Steve Weinrauch	48	Executive Vice President, North America and Veterinary Strategy
Simon Wheeler	62	Executive Vice President, Trupanion International
John Gallagher	36	Executive Vice President, Global Support Services
Melissa "MJ" Hewitt	41	General Manager
Kalpesh Raval	47	General Manager
Jason Wasdin	47	General Manager
Travis Worra	30	General Manager

Our Executive Officers

Proposal No. 5: Advisory and Non-Binding Vote to Approve the Compensation Provided to the Company’s Named Executive Officers for 2022
Say-On-Pay
We are asking our stockholders to vote, on an advisory, non-binding basis, to approve a resolution on the compensation of the Company’s named executive officers, as reported in this proxy statement pursuant to Item 402 of Regulation S-K (commonly referred to as a "say-on-pay" vote). As described in the “Compensation Discussion and Analysis” section of this proxy statement, our compensation philosophy drives our compensation programs, which are designed to align the interests of our executive officers with those of our stockholders, our corporate objectives, our desired behaviors and company culture, as well as to attract, motivate, and retain key employees who are critical to the success of our Company. Under these programs, our executive officers, including our named executive officers, are motivated to achieve specific strategic objectives that are expected to increase stockholder value. Please read the “Compensation Discussion and Analysis” section of this proxy statement and the “Executive Compensation Tables” and narrative discussion for additional details about our compensation programs, including information about the 2022 compensation for our named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 5
Say-On-Pay Resolution
At the Annual Meeting, stockholders are being asked to approve the compensation of our named executive officers as described in this proxy statement by voting in favor of the resolution set forth below. This vote is not needed to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the SEC's executive compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."
Even though this say-on-pay vote is advisory, and therefore will not be binding on us, we value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation for our named executive officers, we will consider our stockholders’ concerns and the compensation committee will evaluate what actions may be necessary or appropriate to address those concerns. Stockholders who vote against the resolution are encouraged to contact the Board of Directors to explain their concerns in writing to:
Trupanion, Inc.
6100 4th Avenue South, Suite 400
Seattle, Washington 98108
Attn: Corporate Secretary

Unless the Board of Directors modifies its policy regarding the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2024 Annual Meeting of Stockholders.

Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (CD&A) explains our executive compensation philosophy and programs, the decisions our compensation committee made under those programs, and their rationale in making those decisions. While this CD&A focuses on the compensation of our named executive officers, it also discusses our compensation philosophy and programs more broadly in the organization. This broader discussion provides a lens into our values and culture and how we believe they are in the long-term best interests of our stockholders.
Part 1. Organization of this CD&A
1.1 CD&A Sections
We have organized this CD&A into the following six sections:

Key Sections	Core Topics
Part 1. Organization of this CD&A	1.1 CD&A Sections
Part 2. Executive Summary
2.1 Named Executive Officers
2.2 Business Overview and Performance
2.3 Compensation Highlights
      - Compensation Philosophy
      - Consideration of "Say-on-Pay" Vote
      - Compensation Programs
      - Compensation Mix
      - Alignment with Stockholders

Part 3. Our Culture	3.1 Who We Are
Part 4. Governance of Executive Compensation	4.1 Role of the Compensation Committee 4.2 Role of Management 4.3 Role of Consultant 4.4 Peer Group
Part 5. Components of Executive Compensation
5.1 Key Elements of Compensation
5.2 Detailed Description of Each Element of Compensation and Determination of Compensation for 2022 Performance Year
       ‐ Base Salary
       ‐ Short-Term Incentive Awards
       ‐ Long-Term Incentive Awards
             ◦ Equity Allocations in 2023 for the 2022
               Performance Year
             ◦ 2021 Long-Term Incentive Awards
               Reflected in 2022 Summary
               Compensation Table
       - Other Compensation and General Benefits

Part 6. Other Compensation Policies and Practices	6.1 Employment Agreements 6.2 Severance and Change-in-Control Protection 6.3 Share Ownership 6.4 Risk Assessment 6.5 Clawbacks 6.6 Pledging & Hedging 6.7 Discussion on Key Performance Metrics

Part 2. Executive Summary
2.1 Named Executive Officers
For 2022, our named executive officers were:

Name	Title (1)
Darryl Rawlings	Chief Executive Officer, Chairperson of the Board and Director
Drew Wolff	Chief Financial Officer (2)
Margi Tooth	President (3)
Tricia Plouf	Former Executive Vice President of Pricing (4)
Emily Dreyer	Senior Vice President of Channel Growth
(1)Reflects current titles as of April 10, 2023.
(2)In March 2023, Mr. Wolff notified Trupanion of his intent to resign effective June 1, 2023.
(3)In February 2022, Ms. Tooth's title changed from Co-President to President.
(4)In February 2022, Ms. Plouf's title changed to Chief Operating Officer and in June 2022, Ms. Plouf's title changed to Executive Vice President of Pricing. As of March 2023, Ms. Plouf ceased to provide services to Trupanion.

2.2 Business Overview and Performance
Trupanion's mission is to help loving, responsible pet owners budget and care for their pets. We offer medical insurance for cats and dogs to help pet owners solve the problem of budgeting for unexpected veterinary expenses should their pet become sick or injured. As of December 31, 2022, we insured over 1,537,000 pets in North America.
Our revenue for the calendar year 2022 was $905.2 million, an increase of 29% year-over-year, primarily comprised of subscription fees for our Trupanion-branded medical insurance and policies written on behalf of third parties. Growth of our intrinsic value is the primary internal measure we use to evaluate corporate and named executive officer long-term performance. For performance year 2021, we calculated the growth of intrinsic value based on a year-over-year annual growth calculation. We believe this approach best reflects performance of the Company and the team in a given year. In 2022, for the evaluation of team compensation, we calculated an estimated increase in intrinsic value per share of 12.3% (as discussed in more detail below). Most of Trupanion's intrinsic value is derived from our direct-to-consumer, monthly subscription business.
In prior years, we set corporate and individual goals on a quarterly basis. Beginning in 2021, we moved from quarterly goals to monthly goals in an effort to allow us to refocus our efforts quickly in response to changing business needs. The corporate objectives include the enrollment of young pets at an acquisition cost within our targeted internal rate of return, the deployment and utilization of our patented software, improved member experience and retention, and achieving certain adjusted operating income metrics. These objectives drove our evaluation of the 2022 Company performance.
In 2022, for purposes of evaluating Company and team compensation, we estimate that intrinsic value per share grew by 12.3%. Key performance metrics from 2022 include:
•Gross new subscription pets of 258,299 and an average monthly retention rate of 98.69%, resulting in net new subscription pets of 137,621 (or 9% year-over-year growth);
•Adjusted operating income of $89.3 million (or 14% year-over-year growth); and
•Anticipated internal rate of return of new subscription pets of 30%

For further detail on the calculation of our key performance metrics, see the section of this CD&A titled “6.7 Discussion on Key Performance Metrics”.

2.3 Compensation Highlights
Compensation Philosophy
The primary objective of Trupanion’s compensation program is to align team member incentives with long-term stockholder interests. To accomplish this, we:
•Strive to compensate team members based on value contributed;
•Share increases in Company value among stockholders, leadership and employees in a sensible way;
•Link equity award grants to growth in our calculated intrinsic value per share;
•Link performance metrics and goals to the Company’s business strategy;
•Recognize team and individual contributions through pay-for-performance incentive awards;
•Encourage equity ownership by emphasizing equity in the overall executive compensation mix, facilitating equity ownership by all employees, and requiring equity ownership by executives and directors;
•Provide a pay package that will attract, reward, focus, and retain critical talent;
•Ensure that our incentive plans do not encourage undue risk-taking nor behavior that is contrary to the intent of our incentive plans by utilizing time-based vesting for equity awards; and
•Communicate openly with employees about how their compensation mix is structured, the rationale behind this structure, and the decisions around their individual pay.
Consideration of "Say-on-Pay" Vote
We held a non-binding advisory "say-on-pay" vote at our 2022 Annual Meeting of Stockholders. Approximately 98.9% of the shares that voted for or against the 2022 say-on-pay proposal (excluding abstentions and broker non-votes) were cast in favor of our say-on-pay proposal. Our compensation committee considered the result of this advisory vote to be an endorsement of our compensation program, policies, practices, and philosophy for our named executive officers. Our compensation committee will continue to consider the outcome of our say-on-pay votes and our stockholder views when making compensation decisions for our named executive officers, including the outcome of Proposal 5 (advisory and non-binding vote to approve the compensation provided to the Company's named executive officers for 2022) at the 2023 Annual Meeting of Stockholders, as we currently hold say-on-pay votes annually.
Compensation Programs
To support our philosophy, the compensation committee strives to deliver total compensation that is commensurate primarily with overall Company performance and to be reasonable compared to the market and among executives internally. To encourage a long-term focus, the compensation committee emphasizes long-term equity compensation over salaries and bonuses for executives, as illustrated below.
Throughout the remainder of this CD&A, we discuss both 2022 performance year compensation, as well as 2022 calendar year compensation found in the Summary Compensation Table to give a full view of our 2022 compensation practices for our named executive officers.

The progress we made against our objectives is outlined above in the section of this CD&A titled “2.2 Business Overview and Performance”. For performance year 2022, we calculated a year-over-year annual growth in intrinsic value of 12.3% per share for purposes of evaluating performance. The increase in our intrinsic value is a primary driver for determining how we allocated long-term incentive awards, as set forth in more detail in the section of this CD&A titled "5.2 Detailed Description of Each Element of Compensation and Determination of Compensation for the 2022 Performance Year". As described below, the growth in intrinsic value for performance year 2022 resulted in an aggregate equity pool of 150,624 shares. After deductions for new hire grants, spot bonus grants, promotional grants and non-employee director grants already made in performance year 2022, there were no shares remaining in the pool and no additional shares were granted in 2023 for the 2022 performance year.
Compensation Mix
The mix of our executive pay structure emphasizes performance-based pay (pursuant to our short-term and long-term incentive awards) over fixed salary, equity over cash, and long-term awards over short-term awards. This pay structure is designed to motivate our executives to achieve our long-term goals and deliver sustained increases in stockholder value without undue risk-taking.
We evaluate compensation on a "performance year," rather than a "calendar year" basis. This means, for 2022 for example, we analyzed our total direct compensation mix by adding together the actual salary earned in 2022, plus the bonus earned for 2022 performance, but paid in 2023, plus the long-term incentive award earned for 2022 performance, but granted in 2023. We do not target a specific compensation mix; rather, we monitor executive compensation mix to ensure that our compensation mix objectives of emphasizing long-term performance-based compensation, are being met. The following pay mix charts reflect the mix of 2022 performance year compensation for the CEO and other named executive officers:
(1)This chart reflects the full amount earned for Mr. Rawlings’ short-term incentive award (cash bonus) amount for performance year 2022, in which he earned $21,534. Mr. Rawlings waived receipt of his full cash bonus amount for performance year 2022.
(2)Long-Term Incentive Awards were not issued to employees for performance year 2022.
(3)This chart reflects the full amount earned for other NEOs’ short-term incentive award (cash bonus) amounts for performance year 2022, in which Ms. Dreyer, Ms. Plouf, Ms. Tooth, and Mr. Wolff each earned $41,868, $39,630, $21,534, and $60,444, respectively. Ms. Plouf and Mr. Wolff each waived receipt of their earned cash bonus amounts in the first half of 2022, resulting in Ms. Plouf receiving $20,330 and Mr. Wolff receiving $22,964 for performance year 2022. Ms. Tooth waived receipt of her full cash bonus amount for performance year 2022. Ms. Plouf ceased to provide services to Trupanion in March 2023. Long-Term Incentive Awards were not issued to employees for performance year 2022.

Alignment with Stockholders
The Company’s Board of Directors and its compensation committee are committed to strong corporate governance and to a pay-for-performance philosophy tied to stockholder interests. The table below summarizes the key elements of our programs relative to this philosophy.

Compensation Committee’s Factors Supporting the Pay-For-Performance Philosophy:
▪ Deliver the significant majority of our executive compensation through long-term incentives
▪ Require year-over-year annual growth calculation of intrinsic value per share of at least 10% prior to granting performance-based long-term equity incentive awards
▪ Apply a four-year vesting schedule to our employee equity grants to support long-term decision-making
▪ Link our short-term incentive awards to measures and goals that drive value and derive from our corporate strategy
▪ Require equity ownership by our named executive officers to align pay with stockholder interests
▪ Use a balanced set of measures to support top and bottom line interests and the efficient deployment of capital
▪ Require achievement of demanding performance goals as a condition of our named executive officers earning target short-term incentive awards

Compensation Committee’s Factors Supporting Strong Corporate Governance:
▪ Do not enter into individual employment agreements that provide a defined period of employment unless required by law
▪ Maintain a reasonable severance and change in control policy, no more generous than what is provided to all employees
▪ Hold executive sessions at least once a quarter
▪ Evaluate our incentive program each year to ensure that it does not encourage excessive risk-taking
▪ Maintain a compensation committee comprised of only independent board members
▪ Oversee and administer all executive compensation and equity programs
▪ Maintain stock ownership guidelines for our directors and require at least 50% of director compensation to be paid in equity until the director complies with such guidelines
▪ Maintain a clawback policy to recover incentive compensation in the case of a restatement or actions causing reputational damage
▪ Frequently conduct stockholder outreach to capture stockholder views on a variety of corporate practices, including on executive compensation
▪ Engage an independent executive pay consultant who reports solely to the compensation committee
▪ Prohibit tax gross-ups
▪ Prohibit executive and director hedging activities
▪ Do not provide any perquisites to our executives

Part 3. Our Culture
3.1 Who We Are
We are all about helping pets, which is why we choose to work at Trupanion. Our mission is to help loving, responsible pet owners budget and care for their pets. Our mission is what connects us regardless of our different backgrounds, and our shared passion drives everything we do. This includes our aspiration for greatness, our welcoming of change and innovation, our wish to have fun, and our trust in each other. We value diversity and each person's individuality. We believe that we can achieve great things together when we are caring, collaborative, courageous, curious, honest, inclusive, and nimble - we call this our Trupanion Team DNA.

We are especially proud of our track record of promoting from within and the opportunities we have created for team members to grow. In 2022, 155 team members advanced their careers by moving into new roles internally.

Part 4. Governance of Executive Compensation
4.1 Role of the Compensation Committee
The compensation committee is responsible for administering our executive compensation program, among other responsibilities, as provided for in its charter. The compensation committee meets at least four times a year. The compensation committee oversees the following items:
•Compensation philosophy and strategies to confirm that they are aligned with our corporate objectives, stockholder interests, desired behaviors and Company culture;
•Alignment of executive pay to performance, including salary, bonuses and equity grants for our Chief Executive Officer and named executive officers;
•Compensation elements and mix;
•Peer group and surveys used to gather market data;
•Design of named executive officers' short-term incentive awards and long-term incentive awards;
•Our calculation of our intrinsic value per share growth, its calibration to aggregate equity pool size for long-term incentive grants, and the allocation of that equity pool to our named executive officers by individual and other employees in aggregate;
•Dilution, equity allocation, use of equity vehicles, equity plan features, and equity authorizations;
•Pay for new executive hires, promotions, and terminations;
•Pay policies, such as severance, change in control severance, ownership guidelines, and clawbacks;
•Broader interests pertaining to Company culture, the perception of our compensation mix, team member fulfillment and feedback, and other related items;
•Director compensation;
•Participation in and results of our stockholder engagement processes;
•Regulatory and governance developments; and
•CD&A disclosure for our annual proxy, and other disclosures related to compensation, as needed.

With respect to the compensation of our Chief Executive Officer, his direct report, and our other executive officers, the compensation committee reviews and approves salary adjustments; short-term incentive awards; equity awards; aggregate compensation; levels of individual performance; and form of equity awards. As noted in more detail below in section 5.2, the compensation committee determines compensation of our Chief Executive Officer in compensation committee meetings during an executive session without the Chief Executive Officer present. The compensation committee considers the Chief Executive Officer recommendations, but makes independent decisions on determining the compensation of all executive officers.
4.2 Role of Management
The compensation committee works closely with management to gather and analyze data to assist it with compensation decisions. In addition, the Chief Executive Officer reviews the performance of the executive officers (and others) and provides recommendations regarding their compensation to the compensation committee for its consideration.
Additionally, the Chief Executive Officer and the Chief Administrative Officer annually help the compensation committee, and then the broader Board of Directors, review succession planning, given its critical importance to the Company’s success.
4.3 Role of Consultant
In 2022, the compensation committee again engaged Meridian Compensation Partners, LLC (Meridian) as its independent compensation consultant. During the year, Meridian advised the compensation committee on various executive pay issues, as solely directed by the compensation committee. Meridian reports directly to the compensation committee of the Board of Directors.
Pursuant to SEC rules, the compensation committee has assessed the independence of Meridian and concluded Meridian is independent and does not have any conflict of interest with the Company, its directors or its executive officers.
4.4 Peer Group
The compensation committee's practice has been to identify a comparator group of companies to assist in evaluating the competitiveness of its compensation levels, policies, programs, and dilution. In addition, the compensation committee consults survey data from time to time for a broad evaluation of the market pay levels for executive positions. Market data does not determine or dictate pay levels. We use this information primarily as a reference point for evaluating our executive compensation levels relative to our performance.
Because the Company has few direct public competitors in the pet insurance industry, the compensation committee screens for companies that share certain business characteristics with Trupanion, including:
•Traded on major U.S. securities exchanges
•U.S. based
•Categorized in one of the following industries:
◦Animal Health
◦Diversified Consumer Services
◦Life and Health Insurance
◦Internet Service and Infrastructure
◦Healthcare Providers and Services
•Revenue under $2.5 billion
•3-year compound annual revenue growth of mid-teens or higher
•Certain business model characteristics, including:
◦Recurring revenue model (subscription-based company);
◦Business-to-consumer focus; and
◦Strategically-relevant companies with a pet focus.

Based on these criteria the compensation committee identified ten primary peer companies and five reference peer companies for informing compensation decisions. The compensation committee considered information gathered from the peer groups below and the broader market when evaluating the Company's compensation programs.
These companies included:

Primary Peer Group Used		Reference Peer Group

Company	Industry	Company	Industry
Alarm.com Holding, Inc.	Consumer Software Services	Central Garden & Pet Company	Animal Health
ANGI Inc.	Consumer Services	Chewy, Inc.	Online Retail for Animal Products
Freshpet, Inc.	Animal Health	Heska Corporation	Animal Health
Frontdoor, Inc.	Consumer Services	IDEXX Laboratories, Inc.	Animal Health Care Equipment
HealthEquity, Inc.	Healthcare Services	Zillow Group, Inc.	Consumer Real Estate Services
Lemonade, Inc.	Property and Casualty Insurance
Medifast, Inc.	Consumer Health Products
PetIQ, Inc.	Health Care Provider and Services
Petmed Express, Inc.	Animal Health
Teladoc Health	Health Care Services

Part 5. Components of Executive Compensation
5.1 Key Elements of Compensation
Summary of All Key Compensation Elements. The table below describes our pay components and the purpose of each:

Element	Form	Description	Purpose
Base Salary	Cash	Fixed cash compensation determined by value of contribution and desired pay mix of each position, and informed by market data.	Provide baseline level of fixed compensation.
Short-Term Incentive Awards	Cash or equity, at the election of the participant	Variable compensation based on achievement of corporate and individual monthly performance goals that include strategic and financial goals. In 2022, for all named executive officers (other than Ms. Dreyer), awards were scored monthly and paid in the first quarter of 2023, subject to the compensation committee’s approval.	Focus named executive officers on the achievement of individual monthly strategic and financial goals and reinforce value connection by role.
		All participants in the plan may elect to take their cash awards in the form of equity with a 20% premium to cash amount based on a volume-weighted average market price and subject to a 2-year lock-up.	Enhance ownership mindset of the team with the option to forgo cash for equity.
For 2022, short-term incentive awards to our Chief Executive Officer, President, and Chief Operating Officer were based solely on Company performance goals, whereas short-term incentive awards to other named executive officers are based on a 50/50 mix of Company and individual performance goals.
Long-Term Incentive Awards	RSUs or Stock Options (determined annually)	Aggregate amount of long-term incentive awards to be granted is based on the calculation of the growth of our intrinsic value per share - the higher the growth of our intrinsic value per share, the larger the amount of equity we make available for grant in aggregate to all employees and directors.	Promote stock ownership.
		Generally, stock options and restricted stock units vest over four years, subject to the holders’ continued service with the Company, with standard vesting for stock options vesting as to 1/4th on the one year anniversary and then 1/48th monthly thereafter, and restricted stock units vesting as to 1/4th on the one year anniversary and then 1/16th quarterly thereafter, subject to the recipient being a service provider through each vesting date for the equity award).	Align executives directly with stockholder interests.
Reward the long-term growth of intrinsic value.
Enhance long-term perspective and support retention of named executive officers.
Other Compensation	401(k) Plan	Broad based retirement plan sponsored by Trupanion and offered to all employees.	Support long term financial planning.
General Benefits	Healthcare, Life and Disability Insurance, Daycare, Pet-related Benefits, Public Transit Pass, and Sabbatical	All employees have the opportunity to receive paid healthcare, including life and disability insurance for themselves. Employees in North America receive coverage for their pet on a Trupanion policy. Employees located at our Seattle headquarters receive paid daycare for infants through pre-K (subject to space availability), professional dog walker services for all furry office mates and a prepaid public transit pass. Every 5 years, employees receive a 5-week paid sabbatical.	Overall competitive benefits package that is offered to employees to foster a fulfilling, enjoyable, and productive work environment.

5.2 Detailed Description of Each Element of Compensation and Determination of
Compensation for the 2022 Performance Year
A detailed description of each pay program and our pay analysis and rationale for performance year 2022 are described below:
Base Salary: The compensation committee considers executive salary levels annually, but does not automatically adjust salaries on an annual or other scheduled basis. Rather, salaries are increased as appropriate, based on changes in an executive's role, an executive's impact, or the market.

Name	Title (1)	2022 Base Salary	2021 Base Salary	Percent Increase
Darryl Rawlings	Chief Executive Officer, Director, and Chairperson of the Board	$300,000	$300,000	—%
Drew Wolff	Chief Financial Officer	$300,000	$300,000	—%
Margi Tooth	President	$300,000	$300,000	—%
Tricia Plouf (2)	Former Executive Vice President of Pricing	$300,000	$300,000	—%
Emily Dreyer	Senior Vice President of Channel Growth	$220,000	$200,000	10%
(1) Reflects current titles as of the date of this Proxy Statement.
(2) Ms. Plouf ceased to provide services to Trupanion in March 2023.
Short-Term Incentive Awards: We offer short-term incentive awards to our named executive officers and other employees. The intent of the short-term incentive awards is to reward each individual’s contribution based on the achievement of the Company’s corporate objectives and individual goals. For 2022, each of our named executive officers, other than Ms. Dreyer, were eligible to receive an annual bonus based on achievement of certain diversity, equity, inclusion, and belonging goals (DEIB Goals). Between two and four percent of a named executive officer’s base salary that would otherwise be payable based on achievement of corporate and individual objectives was reallocated to the DEIB Goals.
Previously, the corporate objectives and individual goals were established at the beginning of each quarter and scored at the end of each quarter. Starting in 2021, the Company moved to a monthly cadence, by which corporate objectives and individual goals were established at the beginning of each month and scored at the end of each month.
The measures for the individual goals for our named executive officers (other than Ms. Dreyer, who became a named executive officer in 2022, Ms. Tooth, and Mr. Rawlings) were determined by such officer's managers in consultation with our President and Chief Executive Officer and subject to oversight by our compensation committee. Individual goals typically tie to specific Company initiatives that vary based on the role of the named executive officer but are generally aligned to indicators of growth in our calculation of intrinsic value, such as the number of active hospitals and number of enrolled pets. As described below, and with exception to Ms. Plouf (who ceased to provide services to Trupanion in March 2023), short-term incentive awards for Mr. Rawlings and Ms. Tooth were based exclusively on achievement of our monthly corporate objectives and these officers did not have individual goals.
The monthly achievement scores for corporate objectives were reviewed by the compensation committee quarterly, the monthly individual achievement scores for named executive officers (other than Ms. Dreyer, who became a named executive officer in 2022) were approved annually, and the DEIB Goals were scored and approved annually. These short-term incentive awards were paid annually to our named executive officers (other than Ms. Dreyer) in the following fiscal year, whereas short-term incentive awards for other employees (including Ms. Dreyer) were paid monthly. Short-term incentive awards for our Chief Executive Officer, President, and, until June 2022, our Chief Operating Officer were based exclusively on achievement of our monthly corporate objectives and short-term incentive awards for our other named executive officers were weighted 50% to corporate objectives and 50% to individual objectives.

The mechanism for determining the annual short-term incentive payouts for our named executive officers for performance year 2022 is shown below:
(1)From January to May 2022, Ms. Plouf's short-term incentive awards were determined exclusively based on achievement of corporate goals. From June 2022 to December 2022, Ms. Plouf's short-term incentive awards were weighted 50% to corporate objectives and 50% to individual objectives. Ms. Plouf ceased to provide services to Trupanion in March 2023.
(1)Ms. Dreyer's short-term incentive award did not include DEIB Goals.
Once the weighted achievement scores and annual incentive payout amounts for named executive officers are determined, they are reviewed and approved by the compensation committee.
All team members, including named executive officers, can elect to accept each short-term incentive award in cash or equity. Team members who elect equity instead of cash receive a 20% premium to the cash value, based on a volume- weighted average market price, and subject to a two-year holding restriction.
The Chief Executive Officer recommended the short-term incentive percentage scores below to the compensation committee for consideration. Following this process, the compensation committee approved the percentage payout against the target for each named executive officer. Both corporate and individual goals were intentionally set with a high degree of difficulty and are not designed to be indicative of overall performance.
Target awards and actual awards by individual are shown below.

		Corporate & Individual Goals				DEIB Goal
Name	2022 Base Salary	Bonus Target as a Percentage of Salary		Bonus Target Percentage Allocation (Corporate/ Individual)		DEIB Bonus Target as a Percentage of Salary	DEIB Bonus Target Percentage Allocation	Aggregate Bonus Target Amount (Corporate & Individual plus DEIB)		Earned Aggregate Bonus Amount (Corporate & Individual plus DEIB)	Bonus Amount Paid
Darryl Rawlings	$300,000	18%		100/0		2%	100	$60,000		$21,534	$—	(1)
Drew Wolff	$300,000	36%		50/50		4%	100	$120,000		$60,444	$22,964	(2)
Margi Tooth	$300,000	18%		100/0		2%	100	$60,000		$21,534	$—	(1)
Tricia Plouf	$300,000	36%	(3)	50/50	(4)	4%	100	$97,500	(5)	$39,630	$20,330	(2)
Emily Dreyer	$220,000	40%		50/50		—%	100	$88,000		$41,868	$41,868
(1)Mr. Rawlings and Ms. Tooth each waived their earned short-term incentive award amounts for performance year 2022 and did not receive any short-term incentive award for performance year 2022.
(2)Ms. Plouf and Mr. Wolff each waived their earned short-term incentive award amounts for the period between January and June of the 2022 performance year. Ms. Plouf ceased to provide services to Trupanion in March 2023.
(3)Effective as of June 2022, in connection with her title change from Chief Operating Officer to Executive Vice President of Pricing, Ms. Plouf’s bonus target as a percentage of her salary increased from 20% to 40%.
(4)Effective as of June 2022, in connection with her role change from Chief Operating Officer to Executive Vice President, Pricing, Ms. Plouf’s short-term incentive award weighting was revised from being based 100% on corporate objectives to 50% based on corporate objectives and 50% based on individual objectives.
(5)Reflects blended target bonus amount for 2022 given the modifications described in footnotes 3 and 4.
The aggregate bonus target amount is further broken down by total opportunity below.

		Weighting
	Total Opportunity (Aggregate Short-Term Incentive Award Bonus Target Amount)	Corporate	Individual	DEIB
CEO & President	$60,000	90%	—%	10%
CFO	$120,000	45%	45%	10%
EVP (1)	$97,500	58%	32%	10%
SVP	$88,000	50%	50%	—%
(1)Reflects blended target bonus amount for 2022 given the modifications described in footnotes 3 and 4 above.
Included among the factors the compensation committee evaluated when determining our named executive officer's individual performance (for those named executive officers who are evaluated based on personal objectives in addition to corporate objectives) were:

Executive	2022 Individual Performance
Drew Wolff	Achievement of financial margin targets, including adjusted operating income and internal rate of return.
Tricia Plouf	Achievement of adjusted operating margin and operational service level targets, including work to refine pricing strategy and modeling capabilities.
Emily Dreyer	Achievement of lead volume targets based on channel optimization. Improve reporting capabilities, including operationalizing leads by channel reporting.

Included among the factors the compensation committee evaluated when determining our named executive officer's achievement of DEIB Goals (for those named executive officers who were eligible to receive a bonus based on DEIB Goals) were:

Executive	2022 DEIB Goals
Darryl Rawlings	36% of US-based new hires in 2022 are diverse.
Drew Wolff	36% of US-based new hires in 2022 that report to Mr. Wolff are diverse.
Margi Tooth	36% of US-based new hires in 2022 are diverse.
Tricia Plouf	36% of US-based new hires in 2022 that report to Ms. Plouf are diverse.
The compensation committee determined that each of Mr. Rawlings, Ms. Tooth, and Ms. Plouf achieved their 2022 DEIB Goals. As noted above, Mr. Rawlings and Ms. Tooth each waived their earned short-term incentive award amounts for performance year 2022 and did not receive any short-term incentive award for performance year 2022.
Beginning in 2023, short-term incentive awards will be paid annually to our Chief Executive Officer, President , and Chief Financial Officer in the following fiscal year. Short-term incentive awards for all other executive officers will be paid monthly, subject to oversight from our compensation committee.
Long-Term Incentive Awards: We grant long-term incentive awards under our 2014 Equity Incentive Plan (2014 Plan). Our long-term incentive awards deliver equity-based awards to executives and other employees who contribute to the long-term success of the Company. We determine the aggregate amount of long-term incentive awards to be granted based on our estimates of the growth of our intrinsic value per share. The higher the growth of our intrinsic value per share, the larger the amount of equity we make available for grant in aggregate to all employees and non-employee directors.
For performance awards granted to our named executive officers in 2023 for performance year 2022, the compensation committee, in consultation with management, evaluated the growth of our intrinsic value per share on a year-over-year basis in the same manner used for the prior performance year.
As in prior years, our compensation decisions are filtered through our model using inputs that are grounded by historical performance and analysis approved by the Board of Directors. As such, our intrinsic value growth per share in connection with compensation decisions is intended to be consistent with the following principles:
•Give credit for proven performance, generally based on historical three-year average trends, as well as the year-over-year growth rate of resulting intrinsic value per share changes, rather than performance we hope to achieve in the future.
•Incorporate controllable factors, like advertising spending, but not give credit for or penalize participants for certain other factors that a participant is less likely to be able to influence, like changes in interest rates and foreign exchange rates, without compensation committee approval.
•Allow for period-over-period comparisons not susceptible to manipulation by management. We generally base our inputs on the most recent three-year actual performance trend and prefer to avoid changing inputs such as the weighted average cost of capital when making compensation decisions.
•Subject the calculation, including assumptions, to the scrutiny of the compensation committee, which may adjust the calculation and/or our awards if it determines that the equity pool and/or resulting grants are inappropriate or inconsistent with the long-term interests of stockholders.

Ultimately, the compensation committee of the Board of Directors retains the discretion to modify the model by which we calculate intrinsic value per share, as it deems appropriate.
We provide no long-term incentive awards to named executive officers if we calculate such intrinsic value per share growth as 10% or lower. For each increment of our calculation of intrinsic value per share growth above 10%, the percentage of the incremental value is allocated between all employees and stockholders according to the following schedule:

Estimated Increase to Our Calculation of Intrinsic Value Per Share	% of Value Creation Going to Employees (Assume RSUs)	% of Value Creation Going to Stockholders (Assume RSUs)
1 - 10%	0.0%	1 - 10%
11%	0.3%	10.7%
20%	1.0%	19.0%
30%	2.5%	27.5%
35%	3.0%	32.0%
40%	3.5%	36.5%
45%	4.0%	41.0%
50%	4.5%	45.5%
60%	5.5%	54.5%
70%	6.5%	63.5%
(Progression between identified points is not linear due to the degree of difficulty in achieving greater increases to our calculation of intrinsic value per share. In the event our calculation of intrinsic value per share shows growth in excess of 70%, our compensation committee will determine the amount of equity we make available to grant in aggregate to all employees and non-employee directors.)
The award of long-term incentive grants is contingent upon our intrinsic value per share growth being higher than 10%. Once we have determined the aggregate number of shares available for long-term incentive awards, we first deduct a number of shares (determined based on our calculation of intrinsic value per share) for available cash used during the performance year and then deduct shares that have already been granted for new hires, spot bonus grants, grants made in connection with promotions, and non-employee director grants. The compensation committee then allocates the number of long-term incentive awards to individuals in the company. All employees are eligible for long-term incentive grants, including named executive officers, based on their contributions during the year to the calculated intrinsic value per share growth results. In doing so, the compensation committee takes the Chief Executive Officer's recommendations into account.
Annually, the compensation committee determines whether shares or the equivalent value of such shares will be granted in the form of restricted stock units or stock options. The selection of equity type granted is based on a number of considerations, including the Company’s stock price, retention needs, and other factors deemed relevant by the compensation committee.
All long-term incentive awards granted to employees, including our named executive officers, vest over four years. All stock options granted expire ten years from the date of grant.

Below is a depiction of how we reward intrinsic value per share growth using long-term incentive awards:

Year-Over-Year annual growth rate in intrinsic value/share used to determine available equity pool for grant		
Estimated Increase to Our Calculation of intrinsic value/share	**% of value going to stockholders (assuming RSU grants)**	**% of value going to employees (assuming RSU grants)**
1-10%	1-10%	0%
11%	10.7%	0.3%
20%	19.0%	1.0%
30%	27.5%	2.5%
35%	32.0%	3.0%
40%	36.5%	3.5%
45%	41.0%	4.0%
50%	45.5%	4.5%
60%	54.5%	5.5%
70%	63.5%	6.5%

Aggregate number of shares available

Less a number of shares equivalent to available cash used during the performance year, at our calculated intrinsic value per share

Less the number of new hire, spot bonus, promotional and non-employee director grants made in the Performance Year

Allocation of remaining shares to named executive officers and other individuals based on their contribution to intrinsic value per share growth

Decision by compensation committee to grant RSUs or stock options (number adjusted for economic value)

YOY AGR in Intrinsic Value of 10% is a gateway to establishing annual pool of shares that may be awarded

Allocation of the pool is based on Individual contributions to value

Awards granted vest over 4 years

Equity Allocations in 2023 for the 2022 Performance Year: For the 2022 performance year, we estimated that the year-over-year annual growth of our intrinsic value per share was 12.3%. After adjusting for foreign exchange and available cash used during the performance year, this resulted in an aggregate equity pool of 150,624 shares. From the pool of 150,624 shares available, deductions were made for new hire grants, spot bonus grants, promotional grants and non-employee director grants already made in performance year 2022. After deductions, there were no shares remaining in the pool and no additional shares were granted in 2023 for the 2022 performance year.
The table below provides an overview of performance year 2022 compensation for all named executive officers.

Name	2022 Base Salary	Short-Term Incentive Award Payout (Cash Received in 2023 for 2022 Performance Year) (1)		Long-Term Incentive Award Issuance (RSU Value Received in 2023 for 2022 Performance Year) (2)	Total Performance Compensation
Darryl Rawlings	$300,000	$—	(3)	$—	$300,000
Drew Wolff	$300,000	$22,964	(4)	$—	$322,964
Margi Tooth	$300,000	$—	(3)	$—	$300,000
Tricia Plouf	$300,000	$20,330	(4)	$—	$320,330
Emily Dreyer	$220,000	$41,868	(5)	$—	$261,868
(1)For the 2022 performance year, we issued short-term incentive awards to the named executive officers (other than Ms. Dreyer) in February 2023.

(2)As described above, long-term incentive awards were not issued to Company employees in 2023 for the 2022 performance year.
(3)Mr. Rawlings and Ms. Tooth each waived their earned short-term incentive award amounts for performance year 2022.
(4)Ms. Plouf and Mr. Wolff each waived their earned short-term incentive award amounts for January through June for the 2022 performance year. Ms. Plouf ceased to provide services to Trupanion in March 2023.
(5)Prior to Ms. Dreyer becoming a named executive officer, she received monthly bonus payments in 2022.

Mr. Rawlings received $300,000 in total compensation from the Company for performance year 2022. Mr. Rawlings' compensation was less than would have been warranted by the Company's performance for the applicable period and Mr. Rawlings' very significant contribution to that performance as Chief Executive Officer; however, due to Mr. Rawlings' beneficial ownership in the Company (approximately 3.5%), and his desire to encourage a team orientation among senior executives, the compensation committee determined, in consultation with Mr. Rawlings, that his performance compensation for performance year 2022 was appropriate.
2021 Long-Term Incentive Awards Reflected in 2022 Summary Compensation Table: The long-term incentive awards earned in 2021 and granted to our named executive officers in 2022 are listed on the Summary Compensation Table (see the section titled “Executive Compensation Tables - Summary Compensation Table”). For the 2021 performance year, the compensation committee estimated that the two-year compound annual growth rate of our intrinsic value per share was 41.4%. This performance resulted in an aggregate equity pool of 630,952 shares. From the pool of 630,952 shares available, deductions were made for new hire grants, spot bonus grants, promotional grants, and non-employee director grants already made in performance year 2021, and the remaining 472,814 shares were then granted in the form of restricted stock units in 2022 for the 2021 performance year to certain employees, including named executive officers. These restricted stock units will vest over four years.
To determine the specific amounts granted to each named executive officer in 2022, our Chief Executive Officer, considering team member input, determined the value each individual contributed toward our growth in intrinsic value per share. In making this determination, our Chief Executive Officer also reviewed how each named executive officer demonstrated leadership to achieve those results and the officer's ability to impact future growth of the Company. The compensation committee considered these recommendations and assessed potential long-term incentive awards against each named executive officer's base pay and bonus levels. Our Chief Executive Officer was not present for the decisions relating to his own long-term equity incentive awards. Following this process, the compensation committee approved the following grants to named executive officers in February 2022 based on 2021 performance:

Name	Long-Term Incentive Awards (Number of RSUs Received in 2022 for 2021 Performance Year)	RSU Value (1)
Darryl Rawlings	15,132	$1,356,281
Drew Wolff	13,219	$1,184,819
Margi Tooth	52,250	$4,683,168
Tricia Plouf	52,250	$4,683,168
Emily Dreyer	23,707	$2,124,858
(1)The amounts in this column represent aggregate grant date fair value of the RSUs granted in 2022 for 2021 performance, as computed in accordance with Accounting Standards Codification Topic 718 (without regard to forfeitures). The amounts reflect accounting cost and may not correspond to the actual economic value realized by our officers. See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for a summary of the assumptions we apply in calculating these amounts.
Other Compensation, General Benefits and Perquisites: We provide all employees the opportunity to receive paid healthcare for themselves. We also provide medical coverage for one pet on a Trupanion subscription for employees in North America. At our Seattle headquarters, we provide paid on-site daycare for one child (infants through Pre-K) and professional dog walkers for all furry office mates. After every five years of service, employees receive a five-week paid sabbatical. We also provide a Company-wide broad based retirement 401(k) plan for our U.S. employees. We do not provide any perquisites to our executives. We continue to assess opportunities to enhance benefit offerings to our employees at all locations.

Part 6. Other Compensation Policies and Practices
6.1 Employment Agreements
No named executive officers have employment agreements.
6.2 Severance and Change-in-Control Protection
Our Employee Severance and Change in Control Plan (the Plan) provides certain severance benefits to eligible employees. The Plan is intended to standardize the severance paid to current and future employees. We believe the Plan creates an equitable framework for situations when an employee leaves us involuntarily that applies equally to all team members regardless of title.
Severance Policy:
Under the Plan, if an employee, including any named executive officer, is terminated without cause (defined to include willful or gross neglect of job duties, material breach of a fiduciary duty or Company policy, willful failure to comply with instructions from the Board or such person’s supervisor, engagement in dishonest or illegal or gross misconduct, and conviction of a felony), then they are entitled to the following benefits:
•a payment equal to the employee’s salary for a minimum of two weeks with an additional two weeks for each completed year of employment, up to a maximum of 26 weeks;
•for each full calendar quarter prior to the date of termination, any bonuses earned by the employee but unpaid as of the date of such termination; and
•a payment equal to one month of the medical insurance premium for the team member.

In order to receive these benefits, the employee must sign a separation agreement containing a full and unconditional release of claims.
Change in Control Policy:
If an employee, including any named executive officer, is terminated without cause in the three-month period before the occurrence of a Change in Control (the definition of "Change in Control" is set forth in footnote 5 to the "Termination of Employment and Change of Control Payments Table" below) or during the period of time beginning on the first occurrence of a Change in Control and lasting through the one-year anniversary of the occurrence of the Change in Control, then, in lieu of the severance payments set forth above, we will provide the employee with the following benefits:
•six months of salary;
•for each full calendar quarter prior to the date of such termination, any bonuses earned by the employee but unpaid as of the date of such termination; and
•immediate vesting of all unvested equity awards.

In order to receive these benefits, the employee must sign a separation agreement containing a full and unconditional release of claims. If any total payment determined by this policy would result in an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (Code)), then we would reduce the payment to produce a payment value that would maximize the “net after-tax amount” payable to the employee.

6.3 Share Ownership
We believe stock ownership aligns the interests of the named executive officers and Board of Directors with those of our stockholders.
Our named executive officers and Board of Directors are held to the following requirements:

Position	Required Ownership
Board Director	3X annual compensation value (excluding chair compensation)
Chief Executive Officer	5X annual base compensation
Executive Officer	3X annual base compensation

These ownership guidelines must be met within five years of becoming a board member or executive officer of the Company, including promotion into an executive role.
The minimum ownership may be satisfied by ownership of: (i) shares of our common stock, including shares purchased in the open market or through a company purchase plan or otherwise owned by the individual as a result of vesting of restricted stock units or performance-based stock units or exercise of options; (ii) vested restricted stock units and performance-based stock units; (iii) all deferred restricted stock units; (iv) vested restricted stock awards, (v) vested and exercisable “in-the-money” stock options (on a net exercise basis and net of taxes set at a 50% tax rate for purposes of calculating share ownership); and (vi) any other shares of our common stock owned by the executive or non-employee director. Shares or equity awards that are vested but are not settled pursuant to a pre-arranged deferral program will count toward the ownership requirement.
As of December 31, 2022 all of our named executive officers and directors who have been in their role for at least five years were in compliance with these ownership guidelines.
6.4 Risk Assessment
Our compensation committee assessed the risk profile of our executive pay program and determined that it does not encourage undue risk-taking by executives. Key considerations are the weighting of compensation mix towards long-term growth in our intrinsic value, that the short-term incentive award measurement categories are set monthly and are designed to encourage focus on our key initiatives, the long-term incentive awards are subject to an objective measurement (i.e., our calculation of intrinsic value per share) that assesses our long-term sustainable growth and health, and all of the long-term incentive awards carry four-year vesting, which encourages executives to make decisions that are in the best long-term interests of the business.
Further, we require executives to hold meaningful levels of Company stock which results in stockholder alignment and a long-term focus. We also maintain a clawback policy, as more fully described below.
6.5 Clawbacks
Our clawback policy allows us to recover incentive compensation that was inappropriately delivered due to an accounting restatement or team member misconduct. Incentive compensation is all variable compensation, which includes any bonus compensation, equity-based awards, or other incentive plans.
6.6 Pledging & Hedging
Our Insider Trading Policy prohibits employees from engaging in any form of hedging transactions (derivatives, equity swaps, and so forth) in our stock.
Our Insider Trading Policy requires preapproval by our Compliance Officer for any transaction in our shares, which would include sales in connection with pledges. Our Insider Trading Policy and our Pledging Guidelines for Directors and Officers generally discourage pledging transactions and encourage pre-approval of pledging transactions by the Nominating and Governance Committee. In addition, management regularly updates the Nominating and Governance Committee regarding outstanding pledges and considers, among other things, the number of shares pledged and the percentage of the pledgor's total Trupanion securities these shares represent. With this oversight, we allow limited pledging transactions because we acknowledge that personal circumstances may warrant entrance into such arrangements instead of selling Company shares.

6.7 Discussion on Key Performance Metrics
We use certain non-GAAP financial metrics when determining compensation.
Adjusted operating income is a non-GAAP financial measure that adjusts operating income (loss) to remove the effect of acquisition cost, development expenses, one-time business combination transaction costs and gain (loss) from investment in joint ventures. Non-cash items, such as stock-based compensation expense and depreciation and amortization, are also excluded. Adjusted operating margin is adjusted operating income as a percentage of revenue. Management uses adjusted operating income and the margin on adjusted operating income to understand the effects of scale in its non-acquisition cost and development expenses and to plan future advertising expenditures, which are designed to acquire new pets. Management uses this measure as a principal way of understanding the operating performance of its business exclusive of acquisition cost and new product exploration and development initiatives. Management believes disclosure of this metric provides investors with the same data that we employ in assessing its overall operations and that disclosure of this measure may provide useful information regarding the efficiency of our utilization of revenues, return on advertising dollars in the form of new subscribers and future use of available cash to support the continued growth of our business. The following is a reconciliation of GAAP measures to non-GAAP measures (in thousands, except percentages):

Year Ended December 31, 2022
Revenue	$905,179
Cost of paying veterinary invoices	645,683
Variable expenses	131,025
Fixed expenses	39,216
Adjusted operating income	89,255
Acquisition cost	80,384
Development expenses	7,789
Stock-based compensation expense	32,537
Depreciation and amortization	10,921
Business combination transaction costs	372
Loss from investment in joint venture	(253)
Operating loss	$(43,001)
As a percentage of revenue:

Year Ended December 31, 2022
Revenue	100.0%
Cost of paying veterinary invoices	71.3%
Variable expenses	14.5%
Fixed expenses	4.3%
Adjusted operating income	9.9%
Acquisition cost	8.9%
Development expenses	0.9%
Stock-based compensation expense	3.6%
Depreciation and amortization	1.2%
Business combination transaction costs	—%
Loss from investment in joint venture	—%
Operating loss	(4.8)%
Our internal rate of return is calculated assuming the new subscription pets we enroll during the period will behave like an average subscription pet. Specifically, our 2022 calculation assumes an estimated profit per pet per month of $8.40 for 76.3 months (calculated as the quotient obtained by dividing one by the churn rate, which equals one minus the average monthly retention rate of 98.69%).

The following tables include our calculation of the monthly per pet unit economics for our subscription business for the trailing twelve months ended December 31, 2022, as well as the estimated internal rate of return for a single average pet.
Subscription business monthly per pet unit economics1:

	Q4 2022
Monthly average revenue per pet	$63.82
Cost of paying veterinary invoices	$46.38
Variable expenses	$6.27
Fixed expenses	$2.77
Estimated profit per pet per month	$8.40	Multiplied by 76.3 months = $641 (Lifetime value of a pet, including fixed expenses)
[1]Calculated on a trailing twelve month basis. Excluding managing general agent activity.

Estimated IRR calculation for the year ended December 31, 2022:
Year	—	1	2	3	4	5	6
Months[2]	6.0	12.0	12.0	12.0	12.0	12.0	10.3	76.3
Estimated Profit per Pet per Month	$8	$8	$8	$8	$8	$8	$8
Estimated Profit per Pet	$50	$101	$101	$101	$101	$101	$86	$641
Capital Charge[3]	$(4)	$(8)	$(8)	$(8)	$(8)	$(8)	$(7)
PAC	$(289)							IRR
	$(243)	$93	$93	$93	$93	$93	$80	30%

[2]This represents the average subscriber life in months, for the period presented, which is calculated as the quotient obtained by dividing one by one minus the average monthly retention rate.

3We include a capital charge in this calculation to estimate cost of capital on reserves which must be set aside to meet regulatory capital requirements. These reserves are included on our balance sheet.

Compensation Committee Report
The compensation committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management of the Company. Based on such review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the Company’s 2023 Annual Meeting of Stockholders and in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into, any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

Submitted by the Compensation Committee
Howard Rubin, Chair
Jacqueline Davidson
Murray Low
Zay Satchu

Executive Compensation Tables
The following tables and accompanying narrative disclosure set forth information about the compensation provided to our named executive officers during the fiscal years specified below.
Summary Compensation Table
The following table provides information regarding all long-term incentive equity compensation awarded to our named executive officers during the 2022, 2021 and 2020 fiscal years, and all short-term incentive compensation and salary earned by our named executive officers during the 2022, 2021 and 2020 fiscal years.

Name and Principal Position	Year		Salary		Stock Awards (1)		Non-Equity Incentive Plan Compensation (2)		Total
Darryl Rawlings	2022		$300,000		$1,356,281		$—	(3)	$1,656,281
Chief Executive Officer	2021		$300,000		$4,623,067		$39,355		$4,962,422
	2020		$300,000		$822,367		$38,400		$1,160,767
Drew Wolff	2022		$300,000		$1,184,819	(4)	$22,964	(5)	$1,507,783
Chief Financial Officer	2021		$181,818	(6)	$1,578,224		$44,240	(4)	$1,804,282
	2020	(7)	$—		$—		$—		$—
Margi Tooth	2022		$300,000		$4,683,168	(8)	$—	(3)	$4,983,168
President	2021		$300,000		$4,941,857		$39,355	(8)	$5,281,212
	2020		$300,000		$851,155		$48,473		$1,199,628
Tricia Plouf	2022		$300,000		$4,683,168		$20,330	(5)	$5,003,498
Chief Operating Officer	2021		$300,000		$4,887,460		$39,355		$5,226,815
	2020		$300,000		$851,155		$40,688		$1,191,843
Emily Dreyer	2022		$220,000		$2,124,858		$41,868		$2,386,726
Senior Vice President,	2021	(9)	$—		$—		$—		$—
Channels	2020	(9)	$—		$—		$—		$—
(1)The amounts represent aggregate grant date fair value of the RSUs, as computed in accordance with Accounting Standards Codification Topic 718 (without regard to forfeitures). The amounts reflect accounting cost and may not correspond to the actual economic value realized by our officers. See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for a summary of the assumptions we apply in calculating these amounts.
(2)For additional information regarding the non-equity incentive plan compensation, please refer to the CD&A, under the section titled "5.2 Detailed Description of Each Element of Compensation and Determination of Compensation for the 2022 Performance Year". This column includes amounts earned for the prior fiscal year but paid the following fiscal year.
(3)For the 2022 performance year, Mr. Rawlings and Ms. Tooth each waived receipt of their earned short-term incentive awards (cash bonuses), in the amounts of $21,534 and $21,534, respectively.
(4)With the exception of named executive officers, the Company issued short-term incentive awards (cash bonuses) to its team members on a monthly basis. In lieu of taking their full cash bonus amount, team members may elect to convert all or a portion of their cash bonus into Company equity, in the form of RSUs, with a 20% premium to cash on value and subject to a two year lock-up. Prior to Mr. Wolff's appointment to Chief Financial Officer and becoming a named executive officer, Mr. Wolff received monthly bonuses, in the aggregate amount of $19,065. Of that amount, Mr. Wolff elected to convert $11,370 of his cash bonus into RSUs, receiving the remaining $7,695 in cash. Such RSUs were granted in November 2021, in the amount of 145 shares with an aggregate grant date fair value of $12,413. In February 2022, Mr. Wolff's 2021 cash bonus as Chief Financial Officer was approved in the amount of $25,175. Mr. Wolff elected to convert 100% of his cash bonus into RSUs. Such RSUs were granted in February 2022 in the amount of 262 shares with an aggregate grant date fair value of $15,049. To avoid double counting, the aggregate grant date fair value of RSUs granted pursuant to electing to convert their cash bonus into RSUs is excluded from the column in this table titled "Stock Awards".
(5)For the first half of the 2022 performance year (January 2022 through June 2022), Mr. Wolff and Ms. Plouf each waived receipt of their earned short-term incentive awards (cash bonuses), in the amounts of $37,480 and $19,300, respectively. Ms. Plouf ceased to provide services to Trupanion in March 2023.
(6)Mr. Wolff's annual salary is $300,000. Mr. Wolff became an employee on May 24, 2021 and was appointed to serve as Trupanion's Chief Financial Officer on September 24, 2021. Mr. Wolff's pro-rated salary for 2021 was $181,818.
(7)Mr. Wolff became a named executive officer for the first time in 2021.
(8)For the 2021 performance year, the Company issued short-term incentive awards (cash bonuses) to its named executive officers in February 2022. Ms. Tooth’s 2021 cash bonus was approved in the amount of $39,355. In lieu of taking their full cash bonus amount, team members may elect to convert all or a portion of their cash bonus into Company equity, in the form of RSUs, with a 20% premium to cash on value and subject to a two year lock-up. In

February 2022, Ms. Tooth elected to convert 100% of her cash bonus into RSUs. Such RSUs were granted in February 2022, in the amount of 409 shares with an aggregate grant date fair value of $23,493. In this table, the original cash bonus of $39,355 is reported under the column titled "Non-Equity Incentive Plan Compensation". To avoid double counting, the aggregate grant date fair value of RSUs granted pursuant to electing to convert their cash bonus into RSUs is excluded from the column in this table titled "Stock Awards".
(9)Ms. Dreyer became a named executive officer for the first time in 2023.

Grants of Plan-Based Awards
The following table sets forth information regarding the short-term incentive awards earned by our named executive officers during fiscal year 2022, the long-term incentive awards earned in fiscal year 2021 and granted to our named executive officers in fiscal year 2022, and additional awards as described in footnotes (5), (6), and (7) below.

				Estimated Future Payouts Under Non-Equity Incentive Plan (1)
Name	Award Type	Approval Date	Grant Date	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards (2)
Darryl Rawlings	Annual short-term incentive award (3)			$—	$60,000	$—
	RSU (4)	2/22/2022	2/28/2022				15,132	$1,356,281
Drew Wolff	Annual short-term incentive award (3)			$—	$120,000	$—
	RSU (4)	2/22/2022	2/28/2022				13,219	$1,184,819
	RSU (5)	2/22/2022	2/28/2022				262	$15,049	(7)
Margi Tooth	Annual short-term incentive award (3)			$—	$60,000	$—
	RSU (4)	2/22/2022	2/28/2022				52,250	$4,683,168
	RSU (6)	2/22/2022	2/28/2022				409	$23,493	(7)
Tricia Plouf	Annual short-term incentive award (3)			$—	$97,500	$—
	RSU (4)	2/22/2022	2/28/2022				52,250	$4,683,168
Emily Dreyer	Annual short-term incentive award (3)			$—	$88,000	$—
	RSU (4)	2/22/2022	2/28/2022				23,707	$2,124,858
(1)The amounts in these columns represent the threshold, target and maximum amounts of cash that might have become payable to each named executive officer as a short-term incentive award. Trupanion employees (including named executive officers) may elect to take their short-term awards in the form of equity with a 20% premium to cash on value but subject to a 2-year lock-up.
(2)The amounts represent the aggregate grant date fair value of the restricted stock units, as computed in accordance with Accounting Standards Codification Topic 718 (without regard to forfeitures). The amounts reflect accounting cost and may not correspond to the actual economic value realized by our officers. See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for a summary of the assumptions we apply in calculating these amounts.
(3)These rows represent possible payouts pursuant to the annual short-term incentive awards. Trupanion employees (including named executive officers) may elect to take their short-term awards in the form of equity with a 20% premium to cash on value but subject to a 2-year lock-up.
(4)Reflects the long-term incentive awards received in the form of restricted stock units, which vests as to 1/4th on the approximate one year anniversary of the date of grant and then 1/16th quarterly thereafter, subject to the named executive officer being a service provider through each vesting date.
(5)Mr. Wolff elected to receive a portion of his short-term incentive award in the form of RSUs. Such RSUs were fully vested on the grant date but subject to a 2-year lock-up.
(6)Ms. Tooth elected to receive the full amount of her short-term incentive award in the form of RSUs. Such RSUs were fully vested on the grant date but subject to a 2-year lock-up.
(7)These amounts reflect a 20% premium to the employees who elect to take their short-term incentive award in the form of equity pursuant to our policy regarding short-term incentive awards.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding stock options and restricted stock units held by our named executive officers as of December 31, 2022.

			Option Awards					Stock Awards
Name	Grant Date		Number of Securities Underlying Options Total Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)
Darryl Rawlings	2/28/2022	(2)						15,132	$719,224
	2/22/2021	(3)						24,640	$1,171,139
	4/3/2020	(4)						10,490	$498,590
	2/22/2019	(5)						1,505	$71,533
	5/4/2017	(6)	23,448	23,448	—	$17.97	5/4/2027
	8/8/2016	(7)	50,000	2,000	—	$14.95	8/8/2026
Drew Wolff	2/28/2022	(2)						13,219	$628,299
	11/12/2021	(8)						5,283	$251,101
	8/16/2021	(9)						4,843	$230,188
Margi Tooth	2/28/2022	(2)						52,250	$2,483,443
	2/22/2021	(3)						26,341	$1,251,988
	4/3/2020	(4)						10,857	$516,033
	2/22/2019	(5)						2,377	$112,979
	5/4/2017	(6)	23,448	23,448	—	$17.97	5/4/2027
	12/21/2015	(10)	40,000	40,000	—	$8.93	12/21/2025
	7/24/2015	(11)	19,200	200	—	$7.78	7/24/2025
	11/7/2014	(12)	10,000	7,500	—	$6.54	11/7/2024
Tricia Plouf	2/28/2022	(2)						52,250	$2,483,443
	2/22/2021	(3)						26,051	$1,238,204
	4/3/2020	(4)						10,857	$516,033
	2/22/2019	(5)						1,783	$84,746
	5/4/2017	(6)	46,895	46,895	—	$17.97	5/4/2027
	5/6/2016	(13)	50,000	44,049	—	$14.40	5/6/2026
	7/24/2015	(11)	10,255	7,999	—	$7.78	7/24/2025
Emily Dreyer	2/28/2022	(2)						23,707	$1,126,794
	2/22/2021	(3)						204	$9,696
	2/22/2021	(3)						7,199	$342,168
	4/3/2020	(4)						518	$24,621
	2/22/2019	(5)						204	$9,696
	5/4/2017	(6)	4,250	4,250	—	$17.97	5/4/2027
	10/7/2016	(14)	5,000	5,000	—	$16.04	9/19/2026
	7/22/2016	(15)	1,450	700	—	$15.46	5/4/2027
	7/24/2015	(11)	2,484	704	—	$7.78	9/19/2026

(1)Value is calculated by multiplying the number of restricted stock units or restricted stock awards that have not vested by the closing market price of our stock ($47.53) as of the close of trading on December 30, 2022 (the last trading day of the fiscal year).
(2)Restricted stock units vested as to 1/4th of the shares on February 25, 2023 and 1/16th vests each quarter thereafter.
(3)Restricted stock units vested as to 1/4th of the shares on February 25, 2022 and 1/16th vests each quarter thereafter.
(4)Restricted stock units vested as to 1/4th of the shares on February 25, 2021 and 1/16th vests each quarter thereafter.
(5)Restricted stock units vested as to 1/4th of the shares on February 25, 2020 and 1/16th vests each quarter thereafter.
(6)Stock option vested as to 1/4th of the shares underlying this option on May 4, 2018 and 1/48th vests monthly thereafter.
(7)Stock option vested as to 1/4th of the shares underlying this option on August 8, 2017 and 1/48th vests monthly thereafter.
(8)Restricted stock units will vest as to 1/4th of the shares on November 25, 2022 and 1/16th vests each quarter thereafter.
(9)Restricted stock units will vest as to 1/4th of the shares on August 25, 2022 and 1/16th vests each quarter thereafter.
(10)Stock option vested as to 1/4th of the shares underlying this option on January 7, 2017 and 1/48th vests monthly thereafter.
(11)Stock option vested as to 1/4th of the shares underlying this option on July 24, 2016 and 1/48th vests monthly thereafter.
(12)Stock option vested as to 1/4th of the shares underlying this option on September 1, 2015 and 1/48th vests monthly thereafter.
(13)Stock option vested as to 1/4th of the shares underlying this option on May 6, 2017 and 1/48th vests monthly thereafter.
(14)Stock option vested as to 1/4th of the shares underlying this option on July 22, 2017 and 1/48th vests monthly thereafter.
(15)Stock option vested as to 1/4th of the shares underlying this option on July 24, 2016 and 1/48th vests monthly thereafter.

Option Exercises and Stock Vested Table
The following table provides information regarding stock options exercised, restricted stock and restricted stock units vested which were held by our named executive officers during fiscal 2022.

		Option Awards		Stock Awards
Name	Grant Date	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Darryl Rawlings	2/22/2021			19,164	$1,503,941
	4/3/2020			8,391	$594,624
	2/22/2019			6,020	$426,592
	2/20/2018			1,220	$108,129
	5/4/2017	20,000	$608,560
	8/8/2016	48,000	$2,497,080
Drew Wolff	2/28/2022			262	$23,483
	11/12/2021			1,761	$95,323
	8/16/2021			2,201	$160,277
Margi Tooth	2/28/2022			409	$36,659
	2/22/2021			20,487	$1,607,766
	4/3/2020			8,685	$615,459
	2/22/2019			9,505	$673,566
	2/20/2018			1,220	$108,129
Tricia Plouf	2/22/2021			20,261	$1,590,045
	4/3/2020			8,685	$615,459
	2/22/2019			7,128	$505,108
	2/20/2018			1,220	$108,129
Emily Dreyer	2/22/2021			5,758	$451,892
	4/3/2020			414	$29,361
	2/22/2019			814	$57,706
	11/19/2018			100	$7,086
	2/20/2018			313	$27,741

Termination of Employment and Change of Control Payments Table
The following discussion and table summarize the compensation that would have been payable to each named executive officer under the various scenarios assuming the triggering event occurred at the close of business on December 31, 2022 using a price per share of our common stock equal to the closing market price on the NASDAQ Stock Market as of that date. The payments summarized in the following table are governed by the various agreements and arrangements described in "Part 6. Other Compensation Policies and Practices" of the CD&A above.
No special payments are due if any of the named executive officers terminates his employment voluntarily or is terminated for cause. For all terminations, a terminated employee receives accrued and unpaid salary and the balance in his or her 401(k) Plan account. We do not accrue vacation pay for the named executive officers or other senior officers. On the same basis as we provide benefits to all of our employees, the named executive officers have life insurance and disability benefits.
The actual amounts to be paid to and the value of stock options, restricted stock, and restricted stock units held by a named executive officer upon any termination of employment can be determined only at the time of such termination, and depend on the facts and circumstances then applicable.

Name and Termination Event		Severance Payment (1)(2)	Accelerated Restricted Stock Awards and Restricted Stock Units (3)	Continued Benefit Plan Coverage (4)	Total
Darryl Rawlings
Termination without Cause		$171,534	$—	$1,016	$172,550
After Change of Control, Termination without Cause	(5)	$171,534	$2,460,486	$—	$2,632,020
Drew Wolff
Termination without Cause		$83,520	$—	$1,016	$84,536
After Change of Control, Termination without Cause	(5)	$210,444	$1,109,588	$—	$1,320,032
Margi Tooth
Termination without Cause		$136,919	$—	$1,016	$137,935
After Change of Control, Termination without Cause	(5)	$171,534	$4,364,442	$—	$4,535,976
Tricia Plouf (6)
Termination without Cause		$166,553	$—	$835	$167,388
After Change of Control, Termination without Cause	(5)	$189,630	$4,322,426	$—	$4,512,056
Emily Dreyer
Termination without Cause		$126,483	$—	$1,016	$127,499
After Change of Control, Termination without Cause	(5)	$151,867	$1,512,975	$—	$1,664,842
(1)Under our Employee Severance and Change in Control Plan (our Severance Plan), in the event the executive is terminated without cause and not in connection with a change in control, the executive is entitled to a lump sum payment equal to the executive's salary for a minimum of two weeks with an additional two weeks for each completed year of employment up to a maximum of 26 weeks, plus his or her earned but unpaid bonuses. Under our Severance Plan, in the event the executive is terminated without cause within three months prior or 12 months following a change of control, the executive is entitled to a payment equal to six months of the greater of (i) the executive's salary and (ii) the executive's base salary in effect when the change in control first occurred plus, for each full calendar quarter prior to the date of termination, any bonuses earned by the executive but unpaid as of the date of termination.
(2)The amounts shown in this column are the salary and bonus cash severance amounts due under our Severance Plan for a termination without cause and are based on 2022 short-term incentive awards.
(3)All unvested restricted stock awards and restricted stock units vest in full if the named executive officer is terminated without cause three months prior to or 12 months following a change in control. The amounts shown in this column reflect the value of the named executive officer’s unvested restricted stock awards and/or restricted stock units with vesting accelerated in full as of December 31, 2022. The value of the unvested restricted stock awards and/or restricted stock units held by each named executive officer was calculated based upon the aggregate market value of such shares. We used a price of $47.53 per share to determine market value, which was the closing market price of our common stock as reported by the NASDAQ Stock Market on December 30, 2022, the last trading day of the year.
(4)The amounts shown in this column reflect the one-month cost of group medical, dental and vision insurance benefits based on the monthly cost for the applicable coverage level.

(5)A change of control is defined as the occurrence of any of the following events: (a) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Trupanion representing more than 50% of the total voting power represented by Trupanion's then-outstanding voting securities; provided, however, that for purposes of this subclause (a) the acquisition of additional securities by any one Person who is considered to own more than 50% of the total voting power of the securities of Trupanion will not be considered a Change in Control; (b) the consummation of the sale or disposition by Trupanion of all or substantially all of Trupanion's assets; (c) the consummation of a merger or consolidation of Trupanion with any other corporation, other than a merger or consolidation which would result in the voting securities of Trupanion outstanding immediately prior thereto continuing to represent ( either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of Trupanion or such surviving entity or its parent outstanding immediately after such merger or consolidation; (d) any other transaction which qualifies as a "corporate transaction" under Section 424(a) of the Internal Revenue Code wherein the stockholders of Trupanion give up all of their equity interest in Trupanion (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of Trupanion); or (e) a change in the effective control of Trupanion that occurs on the date that a majority of members of the Board is replaced during any 12 month period by member of the Board whose appointment or election is not endorsed by as majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (e), if any Person is considered to be in effective control of Trupanion, the acquisition of additional control of Trupanion by the same Person will not be considered a Change in Control. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Trupanion.
(6)As of March 2023, Ms. Plouf ceased to provide services to Trupanion.

Narrative Discussion to Termination of Employment and Change of Control Payment Table:
Please see the above discussion regarding our Severance Policy and Change of Control Policy under the CD&A in the section titled "6.2 Severance and Change-in-Control Protection". In addition, our equity incentive plans generally provide that upon termination of employment, other than for Cause, death, or permanent and total disability, outstanding stock options cease vesting and the optionee has three months to exercise the option or, if earlier, until the option expires. If the optionee is terminated for Cause, as defined in the applicable equity incentive plan, the participant has no right to exercise such option on or after the effective date of such termination.
Under our equity incentive plans, if a change in control occurs and the outstanding equity is not substituted or assumed by the successor entity, then such equity would vest in full and each participant would have the opportunity to exercise his or her equity in full, including any portion not then vested. We believe that acceleration of vesting of options, restricted stock awards, and restricted stock units is appropriate when the stock option, restricted stock award, or restricted stock unit are not continued or assumed by the successor company, as the recipient has not received the full contemplated benefit of the equity award due to circumstances beyond the recipient’s control.
Our option agreements generally provide that if the holder’s employment is terminated due to death or disability, no additional vesting shall occur and the participant has 12 months to exercise the option or, if earlier, until the option expires.
Our restricted stock unit agreements generally provide that upon a termination of service for any reason, all unvested restricted stock units will be forfeited and all rights of participation in such restricted stock units will immediately terminate.

Pay Ratio

For fiscal year 2022:
•the annual total compensation, calculated as described below, of our Chief Executive Officer, Darryl Rawlings, was $1,712,517; and
•the estimated median of the annual total compensation of all employees of our Company, other than Darryl Rawlings, calculated as described below was $93,133.

Based on this information, for 2022 the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual compensation of all employees was 18:1.
To determine the median employee as of December 31, 2022, we used the total base earnings, bonuses earned, and the grant date fair value of equity granted in 2022 for all employees, full-time and part–time who were employed as of December 31, 2022 and excluded independent contractors, as they are not employees. We also excluded approximately 14 employees located in Germany and Switzerland who became employees in connection with our acquisition of Smart Paws GmbH in August 2022 and approximately 14 employees located in the Czech Republic and Belgium who became employees in connection with our acquisition of Royal Blue s.r.o. in November 2022. Finally, we also excluded eleven employees hired in December 2022 who had not received compensation before December 31, 2022.
The 2021 annual bonus (for certain executives) and the 2021 fourth quarter bonus for eligible employees were included as they were paid out in 2022. We did not include the 2022 annual bonus (for certain executives) nor the December 2022 bonus for eligible employees, as these were paid out in 2023.
For employees hired throughout the year, we annualized earnings based on amounts paid during the portion of 2022 in which they were employed.
With the factors noted above, we identified the median role.
We then used the total compensation set forth in the summary compensation table for Mr. Rawlings, added to it the amounts we pay on behalf of Mr. Rawlings pursuant to benefits programs that are available on a non-discriminatory basis to all our employees, including health, life and disability insurance premiums, child care at our headquarters, and enrollment of employee pets in our Trupanion medical insurance policy (Non-discriminatory Benefits) and compared that amount to the total compensation paid in 2022 for the identified role, which also included the Non-discriminatory Benefits paid out for the identified role. For the identified role and Mr. Rawlings, we included the applicable 2021 bonus which was paid in 2022 but did not include the December 2022 bonus which was paid in 2023. This determined the ratio set forth above.
In identifying the median employee under SEC rules, companies are permitted to use reasonable estimates, assumptions, and methodologies based on their own facts and circumstances. As a result, the disclosure regarding the compensation of our median employee may not be directly comparable to similar disclosure by other reporting companies.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between “compensation actually paid” to our Chief Executive Officer and to our other named executive officers and certain company financial performance metrics. Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year. For further information concerning our compensation philosophy and how we align executive compensation with our performance, please refer to the Compensation Discussion and Analysis section of this proxy statement.
Pay Versus Performance Table

					Value of Initial Fixed $100 Investment Based On:
Year (1)	Summary Compensation Total For CEO	Compensation Actually Paid to CEO (2)	Average Summary Compensation Total for Other NEOs	Average Compensation Actually Paid to Other NEOs (2)	Cumulative TSR	Peer Group Cumulative TSR (3)	Net Income	Company Selected Measure - Adjusted Operating Income (4)
2022	$1,656,281	$(4,037,132)	$3,470,294	$(1,316,756)	$129.30	$105.70	$(44,672,000)	$89,255,000
2021	$4,962,422	$5,890,091	$3,953,082	$4,603,908	$359.17	$175.96	$(35,530,000)	$78,454,000
2020	$1,160,767	$6,273,363	$1,249,292	$6,331,959	$325.65	$138.58	$(5,840,000)	$57,107,000

(1)The CEO and other NEOs for the indicated years were as follows: (i) for 2022, our CEO was Darryl Rawlings, and our other NEOs were Drew Wolff, Margi Tooth, Tricia Plouf, and Emily Dreyer, (ii) for 2021, our CEO was Mr. Rawlings, and our other NEOs were Mr. Wolff, Ms. Tooth, Ms. Plouf, and Mr. Gavin Friedman, and (iii) for 2020, our CEO was Mr. Rawlings, Ms. Plouf, Ms. Tooth, Mr. Friedman, and Mr. Asher Bearman.
(2)Amounts reported in this column are based on total compensation reported for our CEO and other NEOs in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below. Fair value of equity awards was computed in accordance with our methodology used for financial reporting purposes.

Year	Executive(s)	Summary Compensation Table Total ($)	Subtract Stock Awards ($)	Add Year-End Equity Value ($) (i)	Change in Value of Prior Equity Awards ($)	Add Change in Value of Vested Equity Awards ($)	Subtract Value of Equity Awards that Failed to Meet Vesting Conditions ($)	Compensation Actually Paid ($)
2022	CEO	1,656,281	(1,356,281)	719,224	(3,095,658)	(1,960,698)	—	(4,037,132)
	Other NEOs	3,470,294	(3,169,003)	1,680,494	(2,038,922)	(1,259,619)	—	(1,316,756)
2021	CEO	4,962,422	(4,623,067)	5,788,691	340,352	(578,307)	—	5,890,091
	Other NEOs	3,953,082	(3,635,556)	4,529,917	376,093	(619,628)	—	4,603,908
2020	CEO	1,160,767	(822,367)	4,018,186	1,719,513	197,264	—	6,273,363
	Other NEOs	1,249,292	(907,511)	4,434,208	1,821,721	(265,751)	—	6,331,959
i.With the exception of named executive officers, the Company issued short-term incentive awards (cash bonuses) to its team members on a monthly basis. In lieu of taking their full cash bonus amount, team members may elect to convert all or a portion of their cash bonus into equity, in the form of RSUs, with a 20% premium to cash on value, fully vested on grant date and subject to a two year lock-up. To avoid double counting, the average grant date fair value of RSUs granted pursuant to certain named executive officers electing to convert their cash bonus into RSUs is excluded from the column in this table for each covered fiscal year. For covered years 2022, 2021, and 2020, an average vest date fair value of $25,888, $12,413 and $27,167, respectively, was excluded in this calculation.

(3)The Company used the NASDAQ-100 Tech Peer Group Cumulative TSR for each covered fiscal year.
(4)In accordance with SEC rules, we are required to include in the Pay versus Performance table the "most important" financial measure (as determined by us) used to link compensation actually paid to our Chief Executive Officer and to our other named executive officers to our performance for the most recently completed fiscal year. We determined Adjusted Operating Income, which is a measure included in our incentive program, meets this requirement and therefore, we have included this performance measure in the Pay versus Performance table.

Description of the Relationship Between Compensation Actually Paid to Our Named Executive Officers and Company Performance
The charts below describe the relationship between compensation actually paid to our Chief Executive Officer and to our other named executives officers (as calculated above) and our financial and stock performance for the indicated years. In addition, the first table below compares our cumulative TSR and peer group cumulative TSR for the indicated years.

The Company's Most Important Financial Performance Measures
The items listed below represent the most important financial metrics used to link the compensation actually paid to our Chief Executive Officer and other named executive officers to company performance for the 2022 fiscal year. Please refer to the CD&A sections titled “5.2 Detailed Description of Each Element of Compensation and Determination of Compensation for the 2022 Performance Year” and “6.7 Discussion on Key Performance Metrics” for a description of the metrics below.

Short-term Incentive Awards	•Adjusted Operating Income
•Adjusted Operating Margin
Long-term Incentive Awards	•Growth of Intrinsic Value per Share

Equity Compensation Plan Information
The following table presents information as of December 31, 2022 with respect to compensation plans under which shares of our common stock may be issued.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	1,742,202	$13.5268	(1)	1,241,046	(2)
Equity compensation plans not approved by security holders	—	—		—
Total	1,742,202	—		1,241,046
(1)The weighted average exercise price relates solely to outstanding stock option shares since shares of restricted stock units have no exercise price.
(2)Includes 1,241,046 shares of common stock that remain available for issuance under our 2014 Plan. Additionally, our 2014 Plan provides for automatic increases in the number of shares available for issuance under it on January 1 of each of the calendar years during the term of the 2014 Plan by the lesser of 4% of the number of shares of common stock issued and outstanding on each December 31 immediately prior to the date of increase or the number determined by our Board of Directors. The Board of Directors approved the automatic increase in 2022.
2007 Equity Compensation Plan
Our Board of Directors and stockholders adopted our 2007 Equity Compensation Plan (2007 Plan) in December 2008. The 2007 Plan provided for the grant of both incentive stock options, which qualify for favorable tax treatment to their recipients under Section 422 of the Code, and nonstatutory stock options, as well as for the issuance of shares of restricted stock and stock bonuses and the award of restricted stock units. The maximum permitted term of options granted under our 2007 Plan is ten years, except that the maximum permitted term of incentive stock options granted to stockholders who, at the time of grant, owned stock representing more than 10% of the voting power of all classes of our stock, is five years. In the event of our merger or consolidation, the 2007 Plan provides that, unless the applicable award agreement provides otherwise, if awards are not assumed or substituted in connection with the merger or consolidation, then the vesting and exercisability of such awards will accelerate in full, followed by termination of any unexercised awards. We ceased issuing awards under the 2007 Plan upon the implementation of our 2014 Equity Incentive Plan. As a result, the 2007 Plan terminated and we no longer grant options under the 2007 Plan. However, outstanding awards granted under the 2007 Plan will continue to be governed by the terms of the 2007 Plan. Options and restricted stock granted under the 2007 Plan have similar terms to those described below with respect to such awards under our 2014 Plan.
2014 Equity Incentive Plan
Our Board of Directors and stockholders adopted our 2014 Plan in June 2014, it became effective July 17, 2014 and serves as the successor to our 2007 Plan. We initially reserved 2,000,000 shares of our common stock to be issued under our 2014 Plan. Under the 2014 Plan, the number of shares reserved for issuance is and will continue to automatically increase on January 1 for each of the calendar years 2016 through 2024, by the number of shares equal to 4% of the total outstanding shares of our common stock as of the immediately preceding December 31 of such year; provided, however, that our Board of Directors may reduce the amount of the increase in any particular year. Between 2017 and 2021, our Board of Directors declined the automatic increase that would have occurred on January 1 of each year, but did approve the increase in 2022. In addition to the foregoing, the following shares are available for grant and issuance under our 2014 Plan:
•shares subject to options or stock appreciation rights (SARs) granted under our 2014 Plan that ceased to be subject to the option or SAR for any reason other than exercise of the option or SAR;
•shares subject to awards granted under our 2014 Plan that were subsequently forfeited or repurchased by us at the original issue price;
•shares subject to awards granted under our 2014 Plan that otherwise terminated without shares being issued;
•shares surrendered, canceled, or exchanged for cash or the same type of award or a different award (or combination thereof);
•shares reserved but not issued or subject to outstanding awards under our 2007 Plan on July 17, 2014;

•shares issuable upon the exercise of options or subject to other awards under our 2007 Plan prior to July 17, 2014 that ceased to be subject to such options or other awards by forfeiture or otherwise after July 17, 2014;
•shares issued under our 2007 Plan that were forfeited or repurchased by us after July 17, 2014; and
•shares subject to awards under our 2007 Plan that were used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award.
Our 2014 Plan authorizes the award of stock options, restricted stock awards (RSAs), SARs, RSUs, performance awards and stock bonuses. No person will be eligible to receive more than 1,000,000 shares in any calendar year under our 2014 Plan other than a new employee, who will be eligible to receive no more than 2,000,000 shares under the 2014 Plan in the calendar year in which the employee commences employment. Additionally, no participant may be granted in a calendar year a performance cash award having a maximum value in excess of $5.0 million under our 2014 Plan. Such limitations were designed to help ensure that compensation was eligible for exceptions to the $1.0 million limitation on income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code.
The Tax Cuts and Jobs Act of 2017, effective January 1, 2018 (2017 Tax Act), removed the performance-based compensation exception to Section 162(m) of the Code, except as to outstanding awards that are grandfathered. The 2017 Tax Act also extended the Section 162(m) limit on tax deductibility of compensation to our Chief Financial Officer beginning in 2018.
Our 2014 Plan is administered by our compensation committee, all of the members of which are outside directors as defined under applicable federal tax laws, or by our Board of Directors acting in place of our compensation committee. Our compensation committee has the authority to construe and interpret our 2014 Plan, grant awards and make all other determinations necessary or advisable for the administration of our 2014 Plan.
Our 2014 Plan provides for the grant of awards to our employees, directors, consultants, independent contractors and advisors, provided the employees, directors, consultants, independent contractors and advisors are natural persons that render services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of stock options must be at least equal to the fair market value of our common stock on the date of grant.
In general, options granted to employees under our 2014 Plan vest over a four-year period, with 1/4th of the total shares issuable on exercise of the options vesting on the one year anniversary of the vesting commencement date and 1/48th of the total shares issuable on exercise of the options vesting each month thereafter, subject to the employee’s continued service to us. Options may vest based on time or achievement of performance conditions. Our compensation committee may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of options granted under our 2014 Plan is ten years, except that the maximum permitted term of incentive stock options granted to stockholders who, at the time of grant, own stock representing more than 10% of the voting power of all classes of our stock, is five years.
An RSA is an offer by us to sell shares of our common stock subject to restrictions, which may vest based on time or achievement of performance conditions. The price (if any) of an RSA would be determined by the compensation committee. Unless otherwise determined by the compensation committee at the time of award, vesting would cease on the date the participant no longer provides services to us and unvested shares will be forfeited to or repurchased by us.
SARs provide for a payment, or payments, in cash or shares of our common stock, to the holder based on the difference between the fair market value of our common stock on the date of exercise and the stated exercise price, up to a maximum amount of cash or number of shares. SARs may vest based on time or the achievement of performance conditions.
RSUs represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of that right because of termination of employment or failure to achieve the performance conditions. If an RSU has not been forfeited, then on the date specified in the RSU agreement, we would deliver to the holder of the RSU whole shares of our common stock (which may be subject to additional restrictions), cash or a combination of our common stock and cash.
In general, RSUs granted to employees under our 2014 Plan vest over a four-year period, with 1/4th of the award settling on the one year anniversary of the vesting commencement date and the remainder settling in equal quarterly installments.

Performance shares are performance awards that cover a number of shares of our common stock that may be settled upon achievement of the pre-established performance conditions in cash or by issuing the underlying shares. These awards are subject to forfeiture prior to settlement because of termination of employment or failure to achieve the performance conditions.
Stock bonuses may be granted as additional compensation for service or performance and, therefore, may not be issued in exchange for cash.
Subject to the terms of our 2014 Plan, the administrator has the authority to re-price any outstanding option or SAR, cancel and re-grant any outstanding option or SAR in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a re-pricing under generally accepted accounting principles, with the consent of any adversely affected participant.
In the event there is a specified type of change in our capital structure without receipt of consideration, such as a stock split, appropriate adjustments will be made to the number of shares reserved under our 2014 Plan, the maximum number of shares that can be granted in a calendar year, and the number of shares and exercise price, if applicable, of all outstanding awards under our 2014 Plan.
Awards granted under our 2014 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution or as determined by our compensation committee. Unless otherwise permitted by our compensation committee, stock options may be exercised during the lifetime of the optionee only by the optionee or the optionee’s guardian or legal representative. Options granted under our 2014 Plan generally may be exercised for a period of three months after the termination of the optionee’s service to us, for a period of 12 months in the case of death or disability, or such shorter or longer period as our compensation committee may provide. Options generally terminate immediately upon termination of employment for cause.
If we are party to a merger or consolidation, outstanding awards, including any vesting provisions, may be assumed, substituted or replaced by the successor company. Outstanding awards that are not assumed, substituted or replaced should accelerate in full and expire upon the merger or consolidation.
Our 2014 Plan will terminate ten years from the date our Board of Directors approved the plan, or July 16, 2024, unless it is terminated earlier by our Board of Directors. Our Board of Directors may amend or terminate our 2014 Plan at any time. If our Board of Directors amends our 2014 Plan, it does not need to ask for stockholder approval of the amendment unless required by applicable law.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 10, 2023, by:
•each stockholder known by us to be the beneficial owner of more than 5% of our common stock;
•each of our directors or director nominees;
•each of our named executive officers; and
•all of our directors and executive officers as a group.
Percentage ownership of our common stock is based on 41,224,954 shares of our common stock outstanding on April 10, 2023. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of April 10, 2023 to be outstanding and to be beneficially owned by the person or entity holding the option for the purpose of computing the percentage ownership of that person or entity but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person or entity.
Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Trupanion, Inc., 6100 4th Avenue South, Suite 400, Seattle, Washington 98108.

Name of Beneficial Owner		Number of Shares Beneficially Owned	Percentage
5% or Greater Stockholders:
BlackRock, Inc.	(1)	5,917,745	14.35%
Capital World Investors	(2)	4,018,881	9.75%
The Vanguard Group	(3)	3,999,232	9.70%
The Nine Ten Entities	(4)	3,743,517	9.08%
Aflac Incorporated	(5)	3,636,364	8.82%
The Flossbach Entities	(6)	2,880,000	6.99%
Directors and Named Executive Officers:
Darryl Rawlings	(7)	1,424,786	3.46%
Howard Rubin	(8)	228,101	*
Murray Low	(9)	170,370	*
Tricia Plouf	(10)	162,162	*
Margaret Tooth	(11)	136,099	*
Dan Levitan	(12)	95,430	*
Michael Doak	(13)	28,336	*
Emily Dreyer	(14)	28,265	*
Jacqueline Davidson	(15)	11,612	*
Andrew Wolff	(16)	8,310	*
Eric Johnson	(17)	2,691	*
Zay Satchu	(18)	2,102	*
Paulette Dodson	(19)	—	*
Betsy McLaughlin	(20)	—	*

All Officers and Directors as a Group (21 persons)	(21)	2,415,896	5.81%
* Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1) BlackRock, Inc.: Based solely on the Schedule 13G/A filed by BlackRock, Inc. on February 1, 2023. Consists of 5,835,645 shares over which BlackRock, Inc. has sole voting power and 5,917,745 shares over which BlackRock, Inc. has sole dispositive power. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(2) Capital World Investors: Based solely on the Schedule 13G/A filed by Capital World Investors on February 13, 2023. Consists of 4,018,881 shares over which Capital World Investors has sole voting power and sole dispositive power. The principal business address of Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(3) The Vanguard Group: Based solely on the Schedule 13G/A filed by The Vanguard Group on February 9, 2023. Consists of 64,701 shares over which The Vanguard Group has shared voting power, 3,899,077 shares over which The Vanguard Group has sole dispositive power, and 100,155 shares over which The Vanguard Group has shared dispositive power. The principal business address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.
(4) The Nine Ten Entities: Based solely on the Schedule 13G/A jointly filed by Nine Ten Capital Management LLC (NT LLC), Nine Ten Partners LP (NT LP), and Russell Mollen (RM, together with NT LLC and NT LP, The Nine Ten Entities) on February 10, 2023. The Nine Ten Entities reported shared voting and dispositive power over 3,743,517 shares. The principal business address of The Nine Ten Entities is 1603 Orrington Avenue, Suite 1650, Evanston, IL 60201.
(5) Aflac Incorporated: Based solely on the Schedule 13G/A filed by Aflac Incorporated on November 20, 2020 and company records. Consists of 3,636,364 shares over which Aflac Incorporated has sole voting power and sole dispositive power. The principal business address of Aflac Incorporated is 1932 Wynnton Road, Columbus, GA 31999.
(6) The Flossbach Entities: Based solely on the Schedule 13G jointly filed by Flossbach von Storch, AG (FvS AG) and Flossbach von Storch Invest S.A. (FvSI S.A. and together with FvS AG, The Flossbach Entities) on February 10, 2023. The Flossbach Entities reported shared voting and dispositive power over 2,880,000 shares. The principal business address of FvS AG is Ottoplatz 1, 50679 Cologne, Germany. The principal business address of FvSI S.A. is 2, rue Jean Monnet, L-2180, Luxembourg.
(7) Darryl Rawlings: Consists of (i) 576,449 shares held by Mr. Rawlings; (ii) 837,109 shares held by Kuyashii Primary Equities LLC; (iii) 5,448 shares underlying options to purchase common stock that are exercisable within 60 days of April 10, 2023; and (iv) 5,780 shares issuable upon settlement of restricted stock units that will vest within 60 days of April 10, 2023 held by Mr. Rawlings. Kuyashii Primary Equities LLC is a wholly owned subsidiary of Kuyashii, LLC, of which Mr. Rawlings and his spouse are sole members, and as such, Mr. Rawlings holds sole voting and investment power over these shares. Mr. Rawlings’ holdings exclude an aggregate of 200,000 shares held by Rawlings GST Trust dated March 1, 2012 (GST Trust). Murray Low, a member of our Board of Directors, is the trustee of the GST Trust and Rawlings GST Non-Exempt Trust FBO (Trust Beneficiaries) are the beneficiaries of the GST Trust. Mr. Rawlings’ children are beneficiaries of the Trust Beneficiaries.
(8) Howard Rubin: Consists of 228,101 shares held by Mr. Rubin.
(9) Murray Low: Consists of (i) 11,997 shares held by Dr. Low; (ii) 120,781 shares held by Murray B. Low Revocable Trust U/A 3-9-2018, Murray B. Low, Trustee, of which Dr. Low’s children are beneficiaries; and (iii) 37,592 shares underlying options to purchase common stock that are exercisable within 60 days of April 10, 2023 held by Dr. Low.
(10) Tricia Plouf: Consists of (i) 54,889 shares held by Ms. Plouf of which 34,061 shares are pledged as collateral in a line of credit; (ii) 98,943 shares underlying options to purchase common stock that are exercisable within 60 days of April 10, 2023; and (iii) 8,330 shares issuable upon settlement of restricted stock units that will vest within 60 days of April 10, 2023 held by Ms. Plouf.
(11) Margaret Tooth: Consists of (i) 56,589 shares held by Ms. Tooth; (ii) 71,148 shares underlying options to purchase common stock that are exercisable within 60 days of April 10, 2023; and (iii) 8,362 shares issuable upon settlement of restricted stock units that will vest within 60 days of April 10, 2023 held by Ms. Tooth.
(12) Dan Levitan: Consists of (i) 92,430 shares held by Mr. Levitan; and (ii) 3,000 shares held by the Levitan Family Foundation.
(13) Michael Doak: Consists of (i) 1,866 shares held by Mr. Doak; and (ii) 26,470 shares underlying options to purchase common stock that are exercisable within 60 days of April 10, 2023 held by Mr. Doak. Mr. Doak has notified us that he is resigning effective upon completion of the Annual Meeting.
(14) Emily Dreyer: Consists of (i) 15,204 shares held by Ms. Dreyer; (ii) 10,654 shares underlying options to purchase common stock that are exercisable within 60 days of April 10, 2023; and (iii) 2,407 shares issuable upon settlement of restricted stock units that will vest within 60 days of April 10, 2023 held by Ms. Dreyer.
(15) Jacqueline Davidson: Consists of 11,612 shares held by Ms. Davidson, of which 1,000 are shares held in the name Jacqueline L Davidson & Stewart P Davidson.
(16) Andrew Wolff: Consists of (i) 6,604 shares held by Mr. Wolff; and (ii) 1,706 shares issuable upon settlement of restricted stock units that will vest within 60 days of April 10, 2023 held by Mr. Wolff.
(17) Eric Johnson: Consists of 2,691 shares held by Mr. Johnson.
(18) Zay Satchu: Consists of 2,102 shares held by Dr. Satchu.
(19) Paulette Dodson: Ms. Dodson joined our Board in April 2023.
(20) Betsy McLaughlin: Ms. McLaughlin joined our Board in April 2023.
(21) All Officers and Directors as a Group: Consists of (i) 2,071,778 shares held by our directors and executive officers as a group; (ii) 310,325 shares underlying options to purchase common stock that are exercisable within 60 days of April 10, 2023 held by our directors and executive officers as a group; and (iii) 33,793 shares issuable upon settlement of restricted stock units that will vest within 60 days of April 10, 2023, held by our directors and executive officers as a group.

Certain Relationships and Related Party Transactions

Other than as disclosed below, from January 1, 2022 to the present, there have been no transactions, and there are currently no proposed transactions, in which the amount involved exceeds $120,000 to which we or any of our subsidiaries was (or is to be) a party and in which any director, director nominee, executive officer, holder of more than 5% of our common stock, or any immediate family member of or person sharing the household with any of these individuals, had (or will have) a direct or indirect material interest, except for payments set forth under the sections titled “Non-Employee Director Compensation — 2022 Non-Employee Director Compensation Table” and “Executive Compensation Tables — Summary Compensation Table”.
Consulting Arrangements
David Rawlings, the father of our Chief Executive Officer, has provided services to us as an independent contractor through his role as one of our Territory Partners. For the year ended December 31, 2022, we paid David Rawlings approximately $51,562 in fees for his services as a Territory Partner and in substantially the same manner as we compensate other Territory Partners. David Rawlings also sold certain territories to other Territory Partners, including his son David Rawlings, Jr., pursuant to Assignment and Assumption Agreements that require us to continue to pay David Rawlings a portion of the proceeds payable with respect to those territories. For the year ended December 31, 2022, we paid an aggregate amount of approximately $171,312 to David Rawlings on behalf of certain Territory Partners pursuant to the Assignment and Assumption Agreements.

David Rawlings, Jr., the brother of our Chief Executive Officer, has provided services to us as an independent contractor through his role as one of our Territory Partners. For the year ended December 31, 2022, we paid David Rawlings, Jr., approximately $209,973 in fees for his services as a Territory Partner (excluding amounts paid to his father pursuant to their Assignment and Assumption Agreement) and in the same manner as we compensate other Territory Partners.
Review, Approval or Ratification of Transactions with Related Parties
We have adopted a written related-person transactions policy that provides that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of the foregoing persons, are not permitted to enter into a material related-person transaction with us without the review and approval of our audit committee, or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. The policy provides that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 will be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, we expect that our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Additional Information
Stockholder Proposals to be Presented at Next Annual Meeting
Requirements for Stockholder Proposals to be Brought Before an Annual Meeting
Our Bylaws provide that for stockholder nominations to our Board of Directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the attention of the Corporate Secretary at Trupanion, Inc., 6100 4th Avenue South, Suite 400, Seattle, Washington 98108, our principal executive offices.

To be timely for our Company’s 2024 Annual Meeting of Stockholders, a stockholder’s proposal must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than the close of business on February 23, 2024 and not later than the close of business on March 24, 2024. A stockholder’s proposal to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law and our Bylaws. In no event will the public announcement of an adjournment or a postponement of our annual meeting commence a new time period for the giving of a stockholder’s notice as provided above.

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2024 Annual Meeting of stockholders must be received by us not later than December 29, 2023 in order to be considered for inclusion in our proxy materials for that meeting. If the date of our 2024 Annual Meeting of stockholders is changed by more than 30 days from the anniversary date of this year’s Annual Meeting of stockholders, then the deadline to submit a proposal to be considered for inclusion in our proxy statement and form of proxy for our 2024 Annual Meeting of stockholders, shall be a reasonable time before we begin to print and mail proxy materials. If our 2024 Annual Meeting of stockholders is changed by more than 30 days from the one-year anniversary of this Annual Meeting, we will disclose the new deadline for stockholder proposals under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders.
A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law (including Rule 14a-8 of the Exchange Act) and our Bylaws.
In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees in connection with our 2024 Annual Meeting of Stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 8, 2024.
Delinquent Section 16(a) Reports
Section 16 of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in 2022, with the exception of Darryl Rawlings who filed one late Form 4 in May 2022 relating to a cash exercise of stock options.
Available Information
We will mail without charge, upon written request, a copy of our annual report on Form 10-K for the year ended December 31, 2022, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
Trupanion, Inc.
6100 4th Avenue South, Suite 400
Seattle, Washington 98108
Attn: Investor Relations
A digital copy of the annual report on Form 10-K is also available at https://investors.trupanion.com.

“Householding” — Stockholders Sharing the Same Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding”. Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report on Form 10-K and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided other instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

We expect that a number of brokerage firms, banks and other nominees with account holders beneficially owning our stock will be “householding” our annual report on Form 10-K and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of our annual report on Form 10-K and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your brokerage firms, banks or other nominees that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting their brokerage firm, bank or other nominee.

Upon written or oral request, we will promptly deliver a separate copy of the annual report on Form 10-K and proxy materials, including the Notice of Internet Availability, to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report on Form 10-K and other proxy materials, you may contact our Head of Investor Relations, Laura Bainbridge, by mail at 6100 4th Avenue South, Suite 400, Seattle, Washington 98108, Attn: Investor Relations, by phone at (206) 607-1929 or by email at InvestorRelations@trupanion.com.

Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability or annual report on Form 10-K and other proxy materials who wish to receive only one copy in the future can contact their brokerage firms, banks or other nominees that are the holder of record of our stock to request information about “householding” or our Investor Relations department using the contact information in the preceding paragraph.
Other Matters
Our Board of Directors does not presently intend to bring any other business before the meeting and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Information on Attending the 2023 Annual Meeting of Stockholders
Attending the Annual Meeting In-Person. The Annual Meeting will be held on Wednesday, June 7, 2023 at 9 a.m. (Pacific Time) at the Company's headquarters located at 6100 4th Avenue South, Seattle Washington 98108. The Company endeavors to make our annual meetings a major event that maximizes in-person engagement with stockholders. We encourage those who want to participate in-person to come to our offices. For those stockholders who do not wish to attend in-person, we are planning to allow stockholders to listen to the formal business portions of the Annual Meeting by dialing +1-877-407-0784 (Toll Free) or +1-201-689-8560 (Toll/International), although voting and tabulation of votes will be in-person (so for those attending remotely, please cast your vote online prior to the Annual Meeting). Please visit https://investors.trupanion.com for further details on attending our Annual Meeting. Company presentations will follow the Annual Meeting via webcast. Company presentations and an in‑depth question and answer session with Trupanion’s leadership team will commence after the formal business is conducted and the Annual Meeting adjourns.
Stockholder Admission and Voting In-Person at the Annual Meeting. Please bring a valid photo ID and either your Proxy Card, Voting Instruction Form or Notice of Internet Availability. To facilitate appropriate evidence of your ability to vote, please bring one or more of the forms indicated below, showing that you owned, or are legally authorized to act as proxy for someone who owned shares of our common stock on April 10, 2023.
•If you are a registered stockholder, please bring one of the following that shows your current name and address: the Proxy Card or the Notice of Internet Availability for the Annual Meeting.

•If you are a “proxy” for a registered stockholder, then you will need to obtain a valid, written “legal proxy” from the holder of record, naming you, signed by the registered stockholder. The legal proxy should include the name and address of the registered holder of record, as recorded on their Notice of Internet Availability. Please also bring either the Proxy Card or the Notice of Internet Availability (in the name of the registered stockholder).

•If you are a beneficial stockholder (that is, your shares are held in the name of a brokerage firm, bank or other nominee), then please bring either the Voting Instruction Form or Notice of Internet Availability and a written “legal proxy”, naming you, signed by the brokerage firm, bank or other nominee that holds your shares. You should contact your brokerage firm, bank or other nominee to learn how to obtain a legal proxy.

•If you are a “proxy” for a beneficial stockholder, then you will need to obtain a valid, written “legal proxy” from the holder of record, naming you, signed by the beneficial stockholder’s brokerage firm, bank or other nominee. The legal proxy should include the name and address of the beneficial holder of record, as recorded on the Notice of Internet Availability. Please also bring either the Voting Instruction Form or the Notice of Internet Availability. You should contact your brokerage firm, bank or other nominee to learn how to obtain a legal proxy.

Guest Admission. Please join our guest list if you plan to attend in-person. You can RSVP online on the “News & Events – Corporate Events” section of Trupanion’s investor relations website at https://investors.trupanion.com or by contacting Trupanion’s Investor Relations (see “Questions” below for contact information). Please bring a valid photo ID on the day of the Annual Meeting.

Questions. If you have additional questions about attending our Annual Meeting, please contact Trupanion’s Head of Investor Relations, Laura Bainbridge, at (310) 829-5400 or InvestorRelations@trupanion.com.

Annex A

TRUPANION, INC.
RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I: NAME
The name of the corporation is Trupanion, Inc. (the “Corporation”).
ARTICLE II: AGENT FOR SERVICE OF PROCESS
The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at that address is Corporation Service Company.
ARTICLE III: PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV: AUTHORIZED STOCK
1.     Total Authorized. The total number of shares of all classes of stock that the Corporation has authority to issue is One Hundred and Ten Million (110,000,000) shares, consisting of two classes: One Hundred Million (100,000,000) shares of Common Stock, $0.00001 par value per share (“Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).
2.     Designation of Additional Series.
2.1     The Board of Directors of the Corporation (the “Board”) is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers, preferences and relative, participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of two-thirds of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, unless a vote of any such holders is required pursuant to the terms of any certificate or certificates establishing a series of Preferred Stock.

2.2     Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.
2.3     Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock).
ARTICLE V: AMENDMENT OF BYLAWS
The Board shall have the power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval of a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation (including any Preferred Stock issued pursuant to a Certificate of Designation), the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.
ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS
1.     Director Powers. The conduct of the affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
2.     Number of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board.

3.     ~~Classified Board. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be~~ Declassified Board. The directors elected or appointed to the Board prior to the effectiveness of this Article VI, Section 3 are divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively, ~~(the "Classified Board"). The Board may assign members of the Board already in office to the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the Corporation's first annual meeting of stockholders following the closing of the Corporation's initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public (the "Initial Public Offering"), the initial term of office of the Class II directors shall expire at the Corporation's second annual meeting of stockholders following the closing of the Initial Public Offering and the initial term of office of the Class III directors shall expire at the Corporation's third annual meeting of stockholders following the closing of the Initial Public Offering. At each annual meeting of stockholders following the closing of the Initial Public Offering, directors elected to succeed those directors of the class whose terms then expire~~, with one class elected at each annual meeting of stockholders. Commencing at the 2024 annual meeting of stockholders, all directors of the Corporation elected at an annual meeting of stockholders to succeed those whose term expire at such meeting shall hold office for a term expiring at the next annual meeting of stockholders. The Board will be deemed to no longer be classified by the earlier of the 2026 annual meeting or until such time that all directors are serving one year terms. Any director’s death, resignation or removal shall result in the elimination of any classification of the seat previously held by such director, and such director’s successor shall be elected for a term ~~of office to expire~~ expiring at the ~~third succeeding~~ next annual meeting of stockholders ~~after their election~~.
4.     Term and Removal. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted in the Corporation’s Bylaws. Subject to the rights of the holders of any series of Preferred Stock, ~~no director~~ directors may be removed ~~except~~ from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the outstanding Common Stock; provided that, any director elected prior to the 2026 annual meeting and not holding a one-year term may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors voting together as a single class. No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director.
5.     Board Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the next annual meeting of stockholders ~~at which the term of office of the class to which the director has been assigned expires~~ or until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.
6.     Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII: DIRECTOR LIABILITY
1.     Limitation of Liability. To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
2.     Change in Rights. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.
ARTICLE VIII: MATTERS RELATING TO STOCKHOLDERS
1.     No Action by Written Consent of Stockholders. Subject to the rights of any series of Preferred Stock, no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders and no action shall be taken by the stockholders by written consent.
2.     Special Meeting of Stockholders. Special meetings of the stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer, the President or the Board acting pursuant to a resolution adopted by a majority of the Whole Board.
3.     Advance Notice of Stockholder Nominations and Business Transacted at Special Meetings. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.
ARTICLE IX: CHOICE OF FORUM
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law, this Certificate of Incorporation or the Bylaws; (d) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws; or (e) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.
ARTICLE X: AMENDMENT OF CERTIFICATE OF INCORPORATION
If any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article X or Article V, Article VI, Article VII or Article VIII.
* * * * * * * * * * *

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V14187-P91489

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRUPANION, INC.

The Board of Directors recommends you vote FOR proposals 1 and 2.

1. To elect three Class III directors to hold office until our 2026 Annual Meeting of Stockholders.

Class III Nominees:	For	Withhold
1a. Dan Levitan	☐	☐
1b. Murray Low	☐	☐
1c. Howard Rubin	☐	☐

2. To approve an advisory and non-binding vote to elect Class I and Class II directors.

Class I and Class II Nominees:	For	Withhold
2a. Jacqueline Davidson	☐	☐
2b. Paulette Dodson	☐	☐
2c. Elizabeth McLaughlin	☐	☐
2d. Darryl Rawlings	☐	☐
2e. Zay Satchu	☐	☐

The Board of Directors recommends you vote FOR proposals 3, 4, and 5.

	For	Against	Abstain
3. To approve the amendment and restatement of our Certificate of Incorporation to declassify our Board of Directors.	☐	☐	☐
4. To ratify the selection of Ernst & Young LLP as Trupanion, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐
5. To approve, by non-binding advisory vote, the compensation of our named executive officers for the year ended December 31, 2022.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V14188-P91489

TRUPANION, INC.
Annual Meeting of Stockholders
June 7, 2023 9:00 AM (Pacific Time)
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Margaret Tooth and Darryl Rawlings, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TRUPANION, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on June 7, 2023, at Trupanion, Inc., 6100 4th Avenue South, Seattle, WA 98108, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

THIS PAGE LEFT INTENTIONALLY BLANK

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